Exhibit 99.3

EXECUTION

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

THE PEP BOYS - MANNY, MOE & JACK

THE PEP BOYS MANNY MOE & JACK OF CALIFORNIA

PEP BOYS - MANNY, MOE & JACK OF DELAWARE, INC.

PEP BOYS - MANNY, MOE & JACK OF PUERTO RICO, INC.

as Borrowers

PBY CORPORATION

CARRUS SUPPLY CORPORATION

as Guarantors

WACHOVIA BANK, NATIONAL ASSOCIATION

as Agent

WACHOVIA CAPITAL MARKETS LLC

as Sole Lead Arranger and Sole Bookrunner

THE CIT GROUP/BUSINESS CREDIT, INC.

and

GENERAL ELECTRIC CAPITAL CORPORATION

as Co-Documentation Agents

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

as Lenders

Dated: June 29, 2007

SECTION 7.	COLLATERAL REPORTING AND COVENANTS	58

7.1	Collateral Reporting	58
7.2	Accounts Covenants	60
7.3	Inventory Covenants	62
7.4	Power of Attorney	63
7.5	Right to Cure	64
7.6	Access to Premises	64

SECTION 8.	REPRESENTATIONS AND WARRANTIES	65

8.1	Corporate Existence, Power and Authority	65
8.2	Financial Statements; No Material Adverse Change	65
8.3	Name; State of Organization; Chief Executive Office; Collateral Locations	66
8.4	Priority of Liens; Title to Properties	66
8.5	Tax Returns	66
8.6	Litigation	66
8.7	Compliance with Other Agreements and Applicable Laws	67
8.8	Environmental Compliance	67
8.9	Employee Benefits	68
8.10	Bank Accounts	68
8.11	Intellectual Property	68
8.12	Interrelated Business	69
8.13	Capitalization	69
8.14	Labor Disputes	70
8.15	Restrictions on Subsidiaries	70
8.16	Material Contracts	70
8.17	Payable Practices	71
8.18	Accuracy and Completeness of Information	71
8.19	Credit Card Agreements	71
8.20	Survival of Warranties; Cumulative	71

SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS	72

9.1	Maintenance of Existence	72
9.2	New Collateral Locations	72
9.3	Compliance with Laws, Regulations, Etc.	72
9.4	Payment of Taxes and Claims	74
9.5	Insurance	74
9.6	Financial Statements and Other Information	75
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	77
9.8	Encumbrances	79
9.9	Indebtedness	82
9.10	Loans, Investments, Etc.	91
9.11	Dividends and Redemptions	96
9.12	Transactions with Affiliates	96
9.13	Compliance with ERISA	97

9.14	End of Fiscal Years; Fiscal Quarters	98
9.15	Change in Business	98
9.16	Limitation of Restrictions Affecting Subsidiaries	98
9.17	Minimum EBITDA	98
9.18	Intentionally Deleted	98
9.19	Credit Card Agreements	99
9.20	Sale and Leasebacks	99
9.21	Costs and Expenses	99
9.22	Further Assurances	100
9.23	Equipment and Real Property Covenants	100

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES	101

10.1	Events of Default	101
10.2	Remedies	103

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS	106

11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	106
11.2	Waiver of Notices	107
11.3	Amendments and Waivers	108
11.4	Waiver of Counterclaims	109
11.5	Indemnification	109

SECTION 12.	THE AGENT	110

12.1	Appointment, Powers and Immunities	110
12.2	Reliance by Agent	111
12.3	Events of Default	111
12.4	Wachovia in its Individual Capacity	111
12.5	Indemnification	112
12.6	Non-Reliance on Agent and Other Lenders	112
12.7	Failure to Act	112
12.8	Additional Loans	113
12.9	Concerning the Collateral and the Related Financing Agreements	113
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	114
12.11	Collateral Matters	114
12.12	Agency for Perfection	116
12.13	Successor Agent	116
12.14	Co-Agent	116

SECTION 13.	ACKNOWLEDGMENT AND RESTATEMENT	117

13.1	Existing Obligations	117
13.2	Acknowledgment of Security Interests	117
13.3	Existing Financing Agreements	117
13.4	Restatement	118
13.5	Release	118

SECTION 14.	TERM OF AGREEMENT; MISCELLANEOUS	118

14.1	Term	118
14.2	Interpretative Provisions	120
14.3	Notices	122
14.4	Partial Invalidity	122
14.5	Confidentiality	122
14.6	Successors	123
14.7	Assignments; Participations	123
14.8	Entire Agreement	126
14.9	USA Patriot Act	126
14.10	Counterparts, Etc.	126

v

INDEX TO
EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Borrowing Base Certificate

Exhibit E	Form of Weekly Collateral Report

Schedule 1	Commitments

Schedule 1.58	Existing Letters of Credit

Schedule 1.110	PNC Credit Card Documents

Schedule 1.127	Conditions Precedent to Second Facility Reserve Reduction Date

Schedule 1.133	Synthetic Lease Facility Agreements

Schedule 9.17	Minimum Consolidated EBITDA

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Second Amended and Restated Loan and Security Agreement dated June 29, 2007 is entered into by and among The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (“Pep Boys”), The Pep Boys Manny Moe & Jack of California, a California corporation (“PBY-California”), Pep Boys - Manny Moe & Jack of Delaware, Inc., a Delaware corporation (“PBY-Delaware”), and Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc., a Delaware corporation (“PBY-Puerto Rico”; and together with Pep Boys, PBY, PBY-California and PBY-Delaware, each individually, a “Borrower” and collectively, “Borrowers”), PBY Corporation, a Delaware corporation (“PBY”) and Carrus Supply Corporation, a Delaware corporation (“Carrus” and, together with PBY, each individually, a “Guarantor” and collectively, “Guarantors”), the financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders”) and Wachovia Bank, National Association, a national banking association, in its capacity as agent for Lenders (in such capacity, “Agent”) and The CIT Group/Business Credit, Inc. and General Electric Capital Corporation (each individually in such capacity, a “Documentation Agent” and collectively, “Documentation Agents”).

W I T N E S S E T H:

WHEREAS, Wachovia (as such term is defined below), Borrowers and Guarantors have heretofore entered into certain financing arrangements as set forth in the Existing Loan Agreement (as such term is defined below) pursuant to which Agent and Lenders have made loans and advances and provided other financial accommodations to Borrowers;

WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders modify and restate the existing financing arrangements with Borrowers and Guarantors;

WHEREAS, Agent and Lenders are willing to modify and restate the existing financing arrangements, subject to the terms and conditions contained herein and in the other Financing Agreements (as such term is defined below);

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as such term is defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION  1.        DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1           “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation in respect of Inventory and other Collateral, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for Inventory and other Collateral that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2           “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum  determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (1) one (1) minus (2) the Reserve Percentage.  For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.  Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender.  The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

1.3           “Adjusted Tangible Net Worth” shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its Subsidiaries (if any), the amount equal to the difference between: (a) the aggregate net book value of all assets (excluding the value of patents, trademarks, trade names, copyrights, licenses, goodwill, deferred tax assets, prepaid assets (including, without limitation, prepaid insurance receivables of Colchester unless such receivables are offset by an associated liability), investments (whether characterized as loans or otherwise) to the Business Enterprises referred to in Section 9.10(o), the cash surrender value of life insurance policies and other intangible assets) of such Person and its Subsidiaries, calculating the book value of inventory for this purpose on a last-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (b) the sum of: (i) the aggregate amount of the Indebtedness and other liabilities of such Person and its Subsidiaries (including tax and other proper accruals) and (ii) cash and investments of Colchester.

1.4           “Administrative Borrower” shall mean The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation, in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.7 hereof and it successors and assigns in such capacity.

1.5           “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) when used with respect to any specified person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.6           “Agent” shall mean Wachovia Bank, National Association, in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.7           “Agent Payment Account” shall mean account no. 5000000030279 of Agent at Wachovia Bank, National Association, Charlotte, North Carolina or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.8           “Applicable Margin” shall mean, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if either the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is in the amount indicated for such percentage is at the level indicated for such percentage:

Quarterly Average Excess Availability	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin
(a) $50,000,000 or more	0%	1 1/2%
(b) Greater than $25,000,000 and less than $50,000,000	0%	1 3/4%
(c) Greater than $10,000,000 and equal to or less than $25,000,000	1/4%	2%
(d) $10,000,000 or less	1/2%	2 1/4%

provided, that, the Applicable Margin shall be calculated and established once each fiscal quarter (commending with the fiscal quarter ending on or about April 30, 2005) in accordance with the terms of Section 1.77 hereof and shall remain in effect until adjusted thereafter during the next fiscal quarter.

1.9           “Applicable Unused Line Fee Percentage” shall mean, at any time, as to the calculation of the Unused Line Fee set forth in Section 3.2(a) hereof, the Applicable Unused Line Fee Percentage as set forth below if Quarterly Average Excess Availability for the immediately preceding fiscal quarter is in the amount indicated for such percentage:

Quarterly Average Excess Availability		Applicable Unused Line Fee Percentage
(i)	$50,000,000 or more	1/4%
(ii)	Greater than $25,000,000 and less than $50,000,000	1/4%
(iii)	Greater than $10,000,000 and equal to or less than $25,000,000	3/8%
(iv)	$10,000,000 or less	3/8%

provided, that the Applicable Unused Line Fee Percentage shall be calculated and established once each fiscal quarter and shall be effective as of each January, April, July, and October of each calendar year.

1.10         “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 14.7 hereof.

1.11         “Bank Product Provider” shall mean Agent, or any Affiliate of Agent that provides any Bank Products to Borrowers or Guarantors.

1.12         “Bank Product Provider Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and any Bank Product Provider that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Bank Product Provider Hedge Agreements.”

1.13         “Bank Products” shall mean any one or more of the following types or services or facilities provided to a Borrower by a Bank Product Provider: (a) credit cards or stored value cards or (b) cash management or related services, including (1) the automated clearinghouse transfer of funds for the account of a Borrower pursuant to agreement or overdraft for any accounts of Borrowers maintained at Agent or any Bank Product Provider that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which Agent or such Bank Product Provider is a party, as applicable, and (2) controlled disbursement services and (c) Bank Product Provider Hedge Agreements.

1.14         “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.15         “Borrowing Base” shall mean, at any time, as to each Borrower, the amount equal to the lesser of:

(a)           the sum of:

(i)            eighty (80%) percent multiplied by the Net Amount of Eligible Accounts of Borrowers; plus

(ii)           the lesser of: (A) sixty-five (65%) percent multiplied by the Value of Eligible Inventory of Borrowers or (B) ninety (90%) percent of the Net Recovery Percentage multiplied by the Value of the Eligible Inventory of Borrowers, provided, that, in the event that Excess Availability is less than $37,500,000 (with Excess Availability calculated for this purpose without regard to the Special Reserve) for more than five (5) consecutive Business Days, Agent may at its option (or at the direction of the Required Lenders), reduce such percentage to eighty-five (85%) of the Net Recovery Percentage; less

(iii)          any Reserves; or

(b)           the Maximum Credit minus the Facility Reserve.

1.16         “Borrowing Base Certificate” shall mean a report, substantially in the form of Exhibit D hereto, as the same may from time to time be modified by Agent, which is duly completed as provided in Section 7.1 hereof and executed by the chief financial officer or Vice President-Finance of Pep Boys on behalf of each Borrower and delivered to Agent.

1.17         “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.18         “Business Enterprise” shall have the meaning set forth in Section 9.10(o) hereof.

1.19         “Capital Expenditures” shall mean, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets which are not, in accordance with

GAAP, treated as expense items for such Person in the year made or incurred or as a prepaid expense applicable to a future year or years.

1.20         “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.21         “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.22         “Carrus” shall mean Carrus Supply Corporation, a Delaware corporation, and its successors and assigns.

1.23         “Cash Dominion Event” shall have the meaning set forth in Section 6.3(a)(i) hereof.

1.24         “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of one hundred eighty (180) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of one hundred eighty (180) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of one hundred eighty (180) days or less issued by a corporation (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one hundred eighty (180) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above; and (g) investments in money market funds administered or managed by financial institutions satisfactory to Agent, and which invest substantially all of their assets in securities consisting of Indebtedness of any state or states of the United States of America, or any political subdivision of such states.

1.25         “Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than as permitted in Section 9.7 hereof; (b) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor other than as permitted in Section 9.7 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of fifty (50%) percent or more of the voting power of the total outstanding Voting Stock of Pep Boys; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Pep Boys (together with any new directors whose nomination for election by the stockholders of Pep Boys, was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Pep Boys then still in office; or (e) the failure of Pep Boys to own one hundred (100%) percent of the voting power of the total outstanding Voting Stock of any of the Borrowers (other than Pep Boys), Guarantors and Colchester.

1.26         “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.27         “Colchester” shall mean Colchester Insurance Company, a Vermont insurance corporation, and its successors and assigns.

1.28         “Collateral” shall have the meaning set forth in Section 5 hereof.

1.29         “Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent in good faith, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

1.30         “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth next to such Lender’s name on Schedule 1 hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.

1.31         “Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary and/or one time or unusual and non-recurring gains and non-cash extraordinary losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person’s assets are acquired by such Person or by its wholly-owned Subsidiaries shall be excluded; and (c) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded.  For the purposes of this definition, (i) net income excludes any gain or non-cash loss together with any related Provision for Taxes for any such gain or loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person, and (ii) the term “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.32         “Credit Card Acknowledgments” shall mean, with respect to each Borrower, individually and collectively, the agreements in favor of Agent by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of Agent, in form and substance reasonably satisfactory to Agent.

1.33         “Credit Card Agreements” shall mean, with respect to each Borrower, all agreements (other than Credit Card Acknowledgments) now or hereafter entered into by such Borrower with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 8.20 to the Information Certificate.

1.34         “Credit Card Issuer” shall mean any person (other than any Borrower) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., VISA, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. and Novus Services, Inc.

1.35         “Credit Card Processor” shall mean, with respect to each Borrower, any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of such Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

1.36         “Credit Card Receivables” shall mean, with respect to each Borrower, collectively, (a) all present and future rights of such Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of such Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

1.37         “Credit Facility” shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.

1.38         “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.39         “Defaulting Lender” shall have the meaning set forth in Section 6.10 hereof.

1.40         “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, the Borrower or Guarantor with a deposit account at any bank into which Collateral is deposited.

1.41         “Direct Competitor” shall mean any Person engaged principally in the wholesale and/or retail sale of automotive parts, tires and/or accessories, automotive maintenance and/or service and installation of parts.

1.42         “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period determined in accordance with GAAP, plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) charges for Federal, State, local and foreign income taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

1.43         “Eligible Accounts” shall mean, as to each Borrower, Accounts created by a Borrower which are and continue to be acceptable to Agent based on the criteria set forth below.  In general, Accounts shall be Eligible Accounts if:

(a)           such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b)           such Accounts are not unpaid more than the earlier of (i) sixty (60) days after the original due date thereof or (ii) ninety (90) days after the date of the original invoice for them;

(c)           such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d)           such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e)           the chief executive office of the account debtor with respect to such Accounts is located in the United States of America, Puerto Rico or Canada (provided, that, at any time promptly upon Agent’s request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent, in good faith, to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may request, in good faith, to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent, and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent, in its good faith determination (subject to such lending formula with respect thereto as Agent may determine, in good faith);

(f)            such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g)           the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts),

(h)           there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i)            such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

(j)            neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor;

(k)           the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(l)            there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m)          such Accounts of a single account debtor or its Affiliates do not constitute more than five (5%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts), provided, that, with respect to Bridgestone/Firestone Inc. such percentage shall be ten (10%) percent;

(n)           such Accounts are not owed by an account debtor who has Accounts unpaid more than the earlier of (i) sixty (60) days after the due date thereof and (ii) ninety (90) days after the date of the original invoice for them, which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(o)           the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p)           such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower substantially consistent with the current practices (taken as a whole) as of the date hereof and such credit limit is reasonably acceptable to Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts);

(q)           such Accounts are not Credit Card Receivables; and

(r)            such Accounts are owed by account debtors deemed creditworthy at all times by such Borrower consistent with its current practice and who are reasonably acceptable to Agent.

General criteria for Eligible Accounts may be established and revised from time to time by Agent in good faith based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent Agent has no written notice thereof from such Borrower, which adversely affects or would reasonably be expected to adversely affect the Accounts in the good faith determination of Agent.  Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

1.44         “Eligible Inventory” shall mean, as to each Borrower, the Inventory of such Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower, which are acceptable to Agent based on the criteria set forth below.  In general, Eligible Inventory shall not include:

(a)           packaging and shipping materials;

(b)           supplies used or consumed in such Borrower’s business;

(c)           Inventory at premises other than those owned and controlled by such Borrower, except any Inventory which would otherwise be deemed Eligible Inventory at locations in the United States of America and Puerto Rico which are not owned and operated by such Borrower may nevertheless be considered Eligible Inventory: (i) as to locations which are leased by such Borrower if Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor, except that notwithstanding that Agent shall not have received such an agreement for a particular leased location, Agent will consider Inventory at such leased location which would otherwise be Eligible Inventory to be Eligible Inventory, provided, that, (A) the other conditions set forth in this Section 1.44 are satisfied, in the good faith determination of Agent, and (B) Excess Availability is at least $37,500,000, and in any event, Agent may at any time establish such Reserves as Agent may determine in respect of amounts at any time payable by such Borrower to the owner or lessor of such location, without limiting any other rights and remedies of Agent under this Agreement or under the other Financing Agreements with respect to the establishment of Reserves or otherwise and (ii) as to premises of third parties (including sales agents, consignees, warehouses and processors), Agent shall have received a Collateral Access Agreement duly authorized, executed and delivered by the owner and operator of such premises

(except that notwithstanding that Agent shall not have received such an agreement as to a particular third party location, Agent will consider Inventory at such location which would otherwise be Eligible Inventory to be Eligible Inventory to the extent that (A) the other conditions set forth with this Section 1.44 are satisfied in the good faith determination of Agent, and (B) Excess Availability is at least $37,500,000 and in such event, Agent may at any time establish such Reserves as Agent may determine in respect of amounts at any time payable by such Borrower to such third party, without limiting any other rights or remedies of Agent under this Agreement or under the other Financing Agreements with respect to the establishment of Reserves or otherwise, and in addition, if required by Agent, as to premises of third parties where assets of a Borrower are located: (A) the owner and operator authorizes the filing of appropriate UCC-1 financing statements in favor of such Borrower, which are duly assigned to Agent and (B) any secured lender to the owner and operator is properly notified of the first priority lien on such Inventory of Agent;

(d)           Inventory located outside the continental United States of America or Puerto Rico;

(e)           Inventory subject to a security interest or lien in favor of any person other than Agent except those permitted in this Agreement (including those liens which are the subject of a Collateral Access Agreement);

(f)            bill and hold goods;

(g)           unserviceable or obsolete Inventory;

(h)           Inventory which is not subject to the first priority, valid and perfected security interest of Agent;

(i)            damaged and/or defective Inventory;

(j)            returned Inventory that is not held for resale;

(k)           Inventory to be returned to vendors;

(l)            Inventory subject to deposits made by customers for sales of Inventory that has not been delivered; and

(m)          Inventory purchased or sold on consignment.

General criteria for Eligible Inventory may be established and revised from time to time by Agent in good faith based on an event, condition or other circumstance arising after August 1, 2003, or as of such date, to the extent Agent has no written notice thereof from such Borrower, which adversely affects or would reasonably be expected to adversely affect the Inventory in the good faith determination of Agent.  Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

1.45         “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such

Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent in its good faith determination; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent in its good faith determination, provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee, (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree and (iii) no assignment shall be made or participation sold to any Direct Competitor of any Borrower except after the occurrence of an Event of Default.

1.46         “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrower and any Governmental Authority, relating to emissions, discharges, releases or threatened releases, of any Hazardous Materials into ambient air, surface water, groundwater, publicly owned treatment works, septic system, or land, or otherwise relating to the handling, storage, treatment, generation, use, or disposal of Hazardous Materials, pollution or to the protection of health or the environment, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., and state statutes analogous thereto.

1.47         “Environmental Violation” shall mean any activity, occurrence or condition that violates or threatens (if the threat requires remediation under any Environmental Law and must be remediated during any grace period allowed under such Environmental Law) to violate or results in or threatens (if the threat requires remediation under any Environmental Law and must be remediated during any grace period allowed under such Environmental Law) to result in noncompliance with any Environmental Law.

1.48         “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.49         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.50         “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.51         “ERISA Event” shall mean any of the following, the occurrence of which would have a reasonable likelihood of having a Material Adverse Effect (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a “prohibited transaction” with respect to which any Borrower, Guarantor or any of its or their respective Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any Borrower, Guarantor or any of its or their respective Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan or Multiemployer Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate and (j) any other event or condition with respect to a Plan or any Multiemployer Plan or any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower.

1.52         “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.53         “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.54         “Excess Availability” shall mean, as to Borrowers, the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i)the Borrowing Base and (ii) the Maximum Credit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations of Borrowers, plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are more than forty-five (45) days past due as of such time (unless the trade payables or the obligation is being contested in good faith). For purposes of calculating Excess Availability in connection with Sections 1.8, 1.9, 1.15(a)(ii)(B), 1.43(c), 6.3(a)(i) and 6.3(a)(ii) hereof, the Borrowing Base shall not be reduced by the Special Reserve.

1.55         “Exchange Act” shall mean the Securities Exchange Act of 1934, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.56         “Existing Financing Agreements” shall mean, individually and collectively, each and all of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Existing Loan Agreement, and (b) all other agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto.

1.57         “Existing Loan Agreement” shall mean the Amended and Restated Loan and Security Agreement, dated August 1, 2003, by and among Agent, Lenders, Borrowers and Guarantors, as amended by Amendment No. 1 to Amended and Restated Loan and Security Agreement dated as of October 24, 2003, Amendment No. 2 to Amended and Restated Loan and Security Agreement dated as of October 15, 2004, Amendment No. 3 to Amended and Restated Loan and Security Agreement dated as of December 2, 2004, Amendment No. 4 to Amended and Restated Loan and Security Agreement dated as of November 16, 2005, Amendment No. 5 to Amended and Restated Loan and Security Agreement dated as of January 27, 2006, and Amendment No. 6 to Amended and Restated Loan and Security Agreement dated as of January 27, 2006, dated September 22, 2006.

1.58         “Existing Letters of Credit” shall mean, collectively, the letters of credit issued by Wachovia Bank, National Association for the account of Borrowers or for which such Borrower or Guarantor is otherwise liable listed on Schedule 1.58 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.59         “Facility Reserve” shall mean an amount equal to: (a) the lesser of (i) $73,923,850.70, and (ii) the aggregate outstanding principal amount of Tranche A Loans (as such term is defined in the Synthetic Lease Facility Agreements) minus (b) the lesser of: (i) $10,000,000 and (ii) zero, unless the Synthetic Lease Facility Agent has received an appraisal pursuant to Section 4.4 of the Synthetic Lease Facility Intercreditor Agreement, then, an amount equal to (A) fifty (50%) percent of the net forced liquidation value of the Properties (as such term is defined in the Synthetic Lease Facility Agreements), set forth in the most recent appraisal received by Synthetic Lease Facility Agent minus (B) the aggregate principal amount of Loans and Lessor Advances (as such terms are defined in the Synthetic Lease Facility Agreements) owing to any Lenders or Lessor, as the case may be (as such term is defined in the Synthetic Lease Facility Agreements) other than Tranche A Lenders (as such term is defined in the Synthetic Lease Facility Agreements); provided, that upon the Second Facility Reserve Reduction Date the Facility Reserve shall be permanently reduced to zero (-0-).

1.60         “Fee Letter” shall mean the letter agreement, dated August 1, 2003, by and among Borrowers, Guarantors and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.61         “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements (including the Synthetic Lease Facility Intercreditor Agreement, and the PNC Intercreditor Agreement), the Existing Financing Agreements, and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Obligor in connection with this Agreement; provided, that, in no event shall the term Financing Agreements be deemed to include any Hedge Agreement (whether provided by a Bank Product Provider or otherwise) or the Synthetic Lease Facility Agreements.

1.62                           “Fixed Charges” for any period shall mean the sum of, without duplication, (a) all Interest Expense, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money and Indebtedness with respect to Capital Leases (and without duplicating amounts in item (a) of this definition, the interest component with respect to Indebtedness under Capital Leases) plus (c) the fees paid to Agent in respect of the financing arrangements provided for herein (other than the syndication fee) plus (d) fees payable to Persons in respect of other Indebtedness permitted in accordance with Section 9.9 hereof.  The foregoing shall not be construed to include principal payments of Indebtedness arising pursuant to revolving loans and advances.

1.63                           “Fixed Charge Coverage Ratio” shall mean, with respect to Pep Boys and its Subsidiaries, on a consolidated basis inclusive of Colchester, the ratio of (a) EBITDA during the four (4) full fiscal quarters immediately preceding the determination date with respect to the calculation of the Fixed Charge Coverage Ratio less Capital Expenditures for such period to (b) Fixed Charges of Pep Boys and its Subsidiaries for such four (4) fiscal quarter period.

1.64                           “Flexi-Trust” shall mean the Trust established pursuant to the Flexi-Trust Agreement.

1.65                           “Flexi-Trust Agreement” shall mean the Trust Agreement, effective as of April 29, 1994, between Pep Boys and Wachovia Bank, National Association, as Trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.66                           “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, if any change in generally accepted accounting principles after August 1, 2003 that affects the calculation of compliance with the covenants in Sections 9.17 and 9.18 hereof or the calculation of the Fixed Charge Coverage Ratio or any component thereof, Pep Boys may by notice to Lender, or Agent may, by notice to Pep Boys, require that such covenants thereafter be calculated in accordance with generally accepted accounting principles as in effect and applied by Pep Boys immediately before such change in generally accepted accounting principles occurred.  If such notice is given by Pep Boys (or if such notice is given by Agent then only upon Agent’s request), the compliance certificate delivered pursuant to Section 9.6 hereof after such change occurs shall be accompanied by a calculation of such covenant and ratio made in accordance with generally accepted accounting principles as in effect from time to time after such change occurs.

1.67                           “GMAC Trade Payables Agreement” shall mean the Trade Payables Agreement by and between GMAC Commercial Finance LLC and Pep-Boys, dated October 18, 2004, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.68                           “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.69                           “Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (a) PBY Corporation, a Delaware corporation; and (b) Carrus Supply Corporation, a Delaware corporation; each sometimes being referred to herein individually as a “Guarantor”.

1.70                           “Hazardous Materials” shall mean any of the following: (a) any petroleum or petroleum product, explosives, radioactive materials, asbestos, formaldehyde, polychlorinated biphenyls, lead and radon gas; (b) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste, or pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous to the environment or human health or safety as determined in accordance with any Environmental Law; or (c) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant that would support the assertion of any claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.

1.71                           “Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and any Person (other than a Bank Product Provider) that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements.”

1.72                           “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values, and (i) all obligations, liabilities and indebtedness of such Person arising under Trade Payables Agreements, whether or not constituting indebtedness under GAAP.  Any funds borrowed by Pep Boys against the cash surrender value of any “key-man” insurance policies (and which do not exceed such cash surrender value), which is not treated as indebtedness under GAAP shall not be deemed to be Indebtedness for purposes of this Agreement and the other Financing Agreements.

1.73                           “Information Certificate” shall mean, collectively, the Information Certificates of Borrowers and Guarantors constituting Exhibit B hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.74                           “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired:  patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.75                           “Interest Expense” shall mean, for any period, as to any Person, all of the following as determined in accordance with GAAP: (a) total interest expense, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments but excluding (b) amortization of discount and amortization of deferred financing fees paid in cash in connection with the transactions contemplated hereby and (c) any other interest expense not payable in cash.

1.76                           “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.77                           “Interest Rate” shall mean,

(a)                                  Subject to clauses (b) and (c) of this definition below:

(i)                                     as to Prime Rate Loans, a rate equal to the Prime Rate, and

(ii)                                  as to Eurodollar Rate Loans, a rate equal to one and three-quarters (1 ¾%) percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the London Interbank Offered Rate applicable for the Interest Period selected by a Borrower or by an Administrative Borrower on behalf of such Borrower as in effect two (2) Business Days after the date of receipt by Agent of the request of such Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to such Borrower).

(b)                                 Subject to clause (c) of this definition below, effective as of the first (1st) day of the second month of each fiscal quarter commencing with the fiscal quarter ending April 30, 2005 (i.e., June 1, 2005), the Interest Rate payable by Borrowers shall be increased or decreased, as the case may be, (A) as to Prime Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Prime Rate, and (B) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Adjusted Eurodollar Rate.

(c)                                  Notwithstanding anything to the contrary contained in clauses (a) and (b) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the then applicable percentage set forth in the definition of the term Applicable Margin for each category of Loans (without regard to the amount of Excess Availability) plus two (2%) percent per annum, at Agent’s option or at the written direction of the Required Lenders, after five (5) Business Days’ notice to any Borrower, (i) for the period (A) from and after the effective date of termination or non-renewal hereof (including any termination of the initial term or any renewal term) until Agent has received full and final payment of all outstanding and unpaid Obligations or as to contingent Obligations, cash collateral in the amount and on the terms required under Section 14.1 hereof (notwithstanding entry of a judgment against a Borrower) and (B) from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent, and

(ii) on Loans at any time outstanding in excess of the Borrowing Base (whether or not such excess(es), arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).

1.78                           “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature.

1.79                           “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor, acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, and has such other terms and conditions as Agent may require.

1.80                           “JP Morgan Trade Payables Agreement” shall mean, collectively, the Confirmed Receivables Secured Program Agreement and Confirmed Receivables Program Agreement between JP Morgan Chase Bank, NA and Pep Boys, each dated on or about the date hereof, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.81                           “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 14.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.82                           “Letter of Credit Accommodations” shall mean, collectively, the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of any Borrower or (b) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower or Obligor of its obligations to such issuer; sometimes being referred to herein individually as “Letter of Credit Accommodation”.

1.83                           “Loans” shall mean, the loans made to or for the benefit of any Borrower by or on behalf of Lender on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.84                           “Lombard” shall mean RBS Lombard, Inc., a New York corporation.

1.85                           “Lombard Agency Agreement” shall mean the Agency Agreement dated December 27, 2002 by and between Pep Boys and Lombard, the Amendment to Agency Agreement dated as of June 23, 2004, by and among Borrowers and Lombard, and the Second

Amendment to Agency Agreement dated as of October 15, 2004, by and among Borrowers and Lombard.

1.86                           “Lombard Agency Transactions” shall mean the purchases of equipment by Pep Boys as agent for Lombard pursuant to the Lombard Agency Agreement, which equipment is to be leased by Lombard as lessor to Borrowers as lessee, provided, that, such “Lombard Agency Transactions” as defined herein shall be limited to unreimbursed purchases of equipment not to exceed $35,000,000 outstanding and unreimbursed in the aggregate.

1.87                           “Lombard Progress Payment Rider” shall mean the Progress Payment Rider, dated as of October 15, 2004, by and among Borrowers and Lombard, as a rider to the Master Lease Agreement, dated as of October 15, 2004, by and among Borrowers and Lombard.

1.88                           “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates.  If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

1.89                           “Maintenance Reversion Date” shall mean the date that Excess Availability has been greater than $75,000,000 for thirty (30) consecutive days, provided, that, (a) no more than three (3) Maintenance Reversion Dates may occur during the term of this Agreement and (b) if an additional Minimum EBITDA Maintenance Event occurs, no further Maintenance Reversion Dates shall occur during the term of this Agreement.

1.90                           “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrowers and Guarantors (taken as a whole) or (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent or any Lender upon the Collateral; (d) the Collateral of Borrowers (taken as a whole) or the aggregate value of the Collateral (taken as a whole); (e) the ability of Borrowers (taken as a whole) to repay the Obligations or of Borrowers to perform their obligations under this Agreement or any of the other Financing Agreements; or (f) the ability of Agent to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent under this Agreement or any of the other Financing Agreements.

1.91                           “Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of any Borrower relating to the purchase of merchandise involving monetary liability of or to any Person in an amount in excess of $10,000,000 in any fiscal year, or relating to any other matter involving monetary liability of or to any Person in an amount in excess of $10,000,000 in any fiscal year, and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of any Borrower or Guarantor or the validity or enforceability of this Agreement, any of the other Financing Agreements, or any of the rights and remedies of Agent and Lenders hereunder or thereunder.

1.92                           “Maximum Credit” shall mean $357,500,000 plus the amount of any increase thereof effected pursuant to the terms of Section 2.5 hereof; provided, that, the Maximum Credit shall not exceed $400,000,000.

1.93                           “Minimum EBITDA Maintenance Event” shall mean the period commencing the end of any month during which Excess Availability is at any time less than $50,000,000 and ending on a Maintenance Reversion Date; provided, that, (a) no more than three (3) Maintenance Reversion Dates may occur during the term of this Agreement, and (b) if an additional Minimum EBITDA Maintenance Event occurs no further Maintenance Reversion Dates may occur during the term of this Agreement.

1.94                           “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate.

1.95                           “Net Amount of Eligible Accounts” shall mean, the gross amount of the Eligible Accounts of Borrowers less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.96                           “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a)the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a “going out of business sale” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.

1.97                           “Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers and Guarantors to Agent or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured, and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising, provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Bank Product Provider Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, and (ii) in no event shall any Bank Product Provider acting in such capacity to such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12, and 14.6 hereof shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or lien of Agent.

1.98                           “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantors), other than Borrowers.

1.99                           “Operating Assets” shall mean all merchandise inventories, furniture, fixtures and equipment (including all transportation and warehousing equipment and excluding office equipment and data processing equipment) owned or leased pursuant to Capital Leases by Borrowers, Guarantors or any of their respective Subsidiaries.

1.100                     “Operating Property” shall mean all real property and improvements thereon owned or leased pursuant to Capital Leases by a Borrower, Guarantor or any of its Subsidiaries constituting, without limitation, any store, warehouse, service center or distribution center wherever located, provided that such term shall not include any store, warehouse, service center or distribution center which any Borrower’s, Guarantor’s or any Subsidiary’s Board of Directors (or any Committee thereof) declares by resolution not to be of material importance to the business of such Borrower, Guarantor or Subsidiary.  Operating Property is treated as having been “acquired” on the date the Operating Property is placed in operation by a Borrower, Guarantor or any of its Subsidiaries after the later of (a) its acquisition from a third party, (b) completion of its original construction or (c) completion of its substantial reconstruction, renovation, remodeling or expansion (whether or not constituting an Operating Property prior to such reconstruction, renovation, remodeling or expansion).

1.101                     “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit

Accommodations in conformity with the provisions of Section 14.7 of this Agreement governing participations.

1.102                     “Permits” shall have the meaning set forth in Section 8.7 hereof.

1.103                     “PBY” shall mean PBY Corporation, a Delaware corporation, and its successors and assigns.

1.104                     “PBY-California” shall mean The Pep Boys Manny Moe & Jack of California, a California corporation, and its successors and assigns.

1.105                     “PBY-Delaware” shall mean Pep Boys - Manny, Moe & Jack of Delaware, Inc., a Delaware corporation, and its successors and assigns.

1.106                     “PBY-Puerto Rico” shall mean Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc., a Delaware corporation, and its successors and assigns.

1.107                     “Pep Boys” shall mean The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation, and its successors and assigns.

1.108                     “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.109                     “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

1.110                     “PNC Credit Card Documents” shall mean, collectively, each of the documents listed on Schedule 1.110 hereto, and the PNC Intercreditor Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.111 “PNC Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of December 13, 2001 by and between Agent and PNC Bank, National Association, as amended amended by Amendment No. 1 to Intercreditor Agreement dated November 16, 2005, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.112                     “Prime Rate” shall mean the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.113                     “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

1.114                     “Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 14.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

1.115                     “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.116                     “Quarterly Average Excess Availability” shall mean, at any time, the daily average of the Excess Availability for the immediately preceding fiscal quarter as calculated by Agent in good faith.

1.117                     “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.118                     “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all amounts at any time payable to any Borrower or Guarantor in respect of the sale or other disposition by such Borrower or Guarantor of (i) any Account or (ii) any other obligation for the payment of money arising from or in connection with the sale or other disposition of Inventory or any other Collateral; (c) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with (i) any Account or (ii) any other obligation for the payment of money arising from or in connection with the sale or other disposition of Inventory or any other Collateral; (d) all payment intangibles of such Borrower or Guarantor; (e) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with (i) any Account or (ii) any other obligation for the payment of money arising from or in connection with the sale or other disposition of Inventory or any other Collateral; or (f) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, arising from or in connection with the sale of Inventory or any other Collateral, or the leasing, licensing or other disposition of any Inventory or other Collateral (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or other Collateral of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, rights and claims against carriers and shippers, and rights to indemnification, casualty or any similar types of insurance and any proceeds thereof.

1.119                     “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

1.120                     “Reference Bank” shall mean Wachovia Bank, National Association, or such other bank as Agent may from time to time designate.

1.121                     “Refinancing Indebtedness” shall have the meaning set forth in Section 9.9 hereof.

1.122                     “Renewal Date” shall the meaning set forth in Section 14.1 hereof.

1.123                     “Register” shall have the meaning set forth in Section 14.7 hereof.

1.124                     “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate sixty-six and two-thirds (66 2/3%) percent or more of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least sixty-six and two-thirds (66 2/3%) percent of the then outstanding Obligations are owing.

1.125                     “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the assets or business of any Borrower or Obligor or the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default or (e) to reflect inventory shrinkage, or (f) to reflect the aggregate amount of deposits, if any, received by any Borrower from its customers, or (g) to reflect amounts due or to become due in respect of sales, use and/or withholding taxes, or (h) to reflect amounts owing by such Borrower to Credit Card Issuers or Credit Card Processors in connection with the Credit Card Agreements, or (i) any rental payments, service charges or other amounts due to lessors of real or personal property to the extent Inventory or Records are located in or on property or such Records are needed to monitor or otherwise deal with Collateral.  Without limiting the generality of the foregoing, Reserves may be established to reflect (i) that dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than ten (10%) percent and (ii) obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers or Guarantors to any Bank Product Provider arising under or in connection with any Bank Product Provider Hedge Agreement of any Borrower or Guarantor with any Bank Product Provider to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral.  In addition to the foregoing Reserves, Agent shall establish and maintain (A) the Facility Reserve, and (B) at any time that Excess Availability shall be less than $50,000,000, then Agent shall establish and maintain the Special Reserve.  To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose.  The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.

1.126                     “Secured Parties” shall mean, collectively, (a) Agent, (b) any issuer of a Letter of Credit Accommodation, (c) Lenders, and (d) Bank Product Providers.

1.127                     “Second Facility Reserve Reduction Date” shall mean the date that Agent determines that all of the conditions precedent set forth in Schedule 1.127 have been satisfied.

1.128                     “Solvent” shall mean, at any time with respect to any Person, that at such time (a) such Person is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation and at their present fair salable value are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, to the best of such Person’s knowledge, represents an amount which can reasonably be expected to become an actual or matured liability.

1.129                     “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.130                     “Special Reserve” shall mean the amount equal to $15,000,000.

1.131                     “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.132                     “Synthetic Lease Facility Agent” shall mean Wachovia Bank, National Association, as Agent for the Tranche A Lenders (as such term is defined in the Synthetic Lease Facility Agreements) under the Synthetic Lease Facility Agreements, together with any successors or assigns.

1.133                     “Synthetic Lease Facility Agreements” shall mean, collectively, the following (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the agreements and documents listed on Schedule 1.133 hereto, and (b) all agreements, documents, mortgages and instruments executed and/or delivered in connection with any of the foregoing.

1.134                     “Synthetic Lease Facility Intercreditor Agreement” shall mean the Amended and Restated Intercreditor and Lien Subordination Agreement dated as of August 1, 2003 among Pep Boys, PBY-California, PBY-Delaware, Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc., PBY Corporation, Carrus Supply Corporation, Wachovia Development Corporation, Wachovia Bank, National Association, as the agent for various parties as referenced therein and the Agent Agent (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced).

1.135                     “Term Loan Agent” shall mean Wachovia Bank, National Association, in its capacity as Agent under the Term Loan Agreements and its successors and assigns.

1.136                     “Term Loan Agreements” shall mean, collectively, the $200,000,000 Credit Agreement by and among Pep Boys, certain of its subsidiaries, Term Loan Agent and Term Loan Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced), and all other agreements, documents and instruments at any time executed and/or delivered by any Borrower or Guarantor with, to or in favor of Term Loan Agent and/or Term Loan Lenders in connection therewith or related thereto; sometimes being referred to herein individually as a “Term Loan Agreement”.

1.137                     “Term Loan Lenders” shall mean all of the Lenders (as such term is defined in the Term Loan Agreements) parties to the Term Loan Agreements, and their successors and assigns.

1.138                     “TNW Minimum Amount” shall have the meaning set forth in Section 9.17 hereof.

1.139                     “Trade Payable Agreements” shall mean collectively, (a) the GMAC Trade Payables Agreement, (b) the JP Morgan Trade Payables Agreement, and (c) any other agreement between any Borrower or Guarantor and a financial institution or other Person pursuant to which such Person, agrees to purchase accounts payable owing by such Borrower or Guarantor to suppliers, arising from such Borrower’s or Guarantor’s purchase of merchandise from suppliers for resale in its retail stores and commercial outlets.

1.140                     “2004 Senior Notes” shall mean the Senior Subordinated Notes issued pursuant to the 2004 Senior Subordinated Note Indenture.

1.141                     “2004 Senior Subordinated Note Indenture” shall mean the Indenture, by and between Pep Boys and Wachovia Bank, National Association, as Trustee, dated December 14,

2004, with respect to Pep Boys’ Senior Subordinated Notes due December 15, 2014 in the aggregate principal amount of $200,000,000, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.142                     “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

1.143                     “Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a last-in first-out basis in accordance with GAAP or (b) market value as determined in accordance with GAAP, provided, that, for purposes of the calculation of the Borrowing Base, the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups in value with respect to currency exchange rates.

1.144                     “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.145                     “Wachovia” shall mean Wachovia Bank, National Association, a national banking association, in its individual capacity, and its successors and assigns.

1.146                     “Weekly Collateral Report” shall mean a report, substantially in the form of Exhibit E hereto, as the same may from time to time be modified by Lender, which is duly completed as provided in Section 7.1 hereof and executed by the chief financial officer or Vice President-Finance of Pep Boys on behalf of each Borrower and delivered to Lender.

1.147                     “Weighted Average Life to Maturity” shall mean when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the product obtained by multiplying (i) the amount of each then outstanding installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

1.148                     “Working Capital Advances” shall have the meaning set forth in Section 4.2 (c) hereof.

SECTION  2.                         CREDIT FACILITIES

2.1                                 Loans.

(a)                                  Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Loans to each Borrower from time to time in amounts requested by such Borrower (or Administrative Borrower on behalf of such Borrower) up to the Borrowing Base.

(b)                                 Agent may, in its discretion, from time to time, upon not less than ten (10) days prior notice to a Borrower or Administrative Borrower on behalf of such Borrower, reduce the lending formula(s) with respect to Eligible Inventory to the extent that Agent determines in good faith that without duplication: (i) the number of days of the turnover of the Inventory for any period has adversely changed in any material respect or (ii) the nature, quality or mix of the Inventory has deteriorated.  In determining whether to reduce the lending formula(s), Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Reserves.  To the extent Agent shall have established a Reserve which is sufficient to address an event, condition or matter described in this Section 2.1(b) in a manner satisfactory to Agent in good faith, Agent shall not exercise its rights under this Section 2.1(b) to reduce the lending formulas to address such event, condition or matter.  The amount of any reduction in the lending formula by Agent pursuant to this Section 2.1(b) shall have a reasonable relationship to the matter which is the basis for such a reduction.

(c)                                  Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the lesser of the Borrowing Base or the Maximum Credit less the Facility Reserve, and (ii) the aggregate principal amount of the Loans and the Letter of Credit Accommodations outstanding at any time plus the aggregate principal amount of Tranche A Loans (as such term is defined in the Synthetic Lease Facility Agreements) outstanding at any time shall not exceed the Maximum Credit.

(d)                                 In the event that the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding exceeds the Borrowing Base, or the aggregate amount of the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e), or the aggregate amount of the Loans and Letter of Credit Accommodations exceeds the Maximum Credit less the Facility Reserve, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

2.2                                 Letter of Credit Accommodations.

(a)                                  Subject to and upon the terms and conditions contained herein, at the request of a Borrower (or Administrative Borrower on behalf of such Borrower), Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of such Borrower with Wachovia Bank, National Association or such other national bank with whom Agent has established a business relationship containing terms and conditions acceptable to Agent and the issuer thereof.  Any payments made by or on behalf of Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations provided to or for the benefit of a Borrower shall constitute additional Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

(b)                                 In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Agent, for the benefit of Lenders, a letter of credit fee at a rate equal to one and one-half (1.50%) percent per annum, on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Agent may, and upon the written direction of Required Lenders shall, require Borrowers to pay to Agent for the ratable benefit of Lenders such letter of credit fee, at a rate equal to three and one-half (3.50%) percent per annum on such daily outstanding balance for: (i) the period from and after the date of termination hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination of this Agreement.

(c)                                  The Borrower requesting such Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall give Agent two (2) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit Accommodation.  Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. The Borrower requesting the Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed terms of or form of the Letter of Credit Accommodation.

(d)                                 In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) the Borrower requesting such Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance satisfactory to such proposed issuer and Agent, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) the Excess Availability of Borrowers, prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower’s locations for Eligible Inventory within the United States of America and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation which is for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto.  Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii)(A) or Section 2.2(d)(iii)(B).

(e)                                  Except in Agent’s discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed $125,000,000.

(f)                                    Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or wilful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction.  Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent.  Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder.  Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any Borrower, Guarantor, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or wilful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(g)                                 In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrowers shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver them to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s possession, to deliver them, upon Agent’s request, to Agent in their original form.  Borrowers shall also, at Agent’s request, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h)                                 Each Borrower hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name such Borrower as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor.  Nothing contained herein shall be deemed or construed to grant any Borrower any right or authority to pledge the credit of Agent or any Lender in any manner.  Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation.  Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor.

(i)                                     So long as no Event of Default exists or has occurred and is continuing, a Borrower may (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (iv) with Agent’s consent, grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.

(j)                                     At any time an Event of Default exists or has occurred and is continuing, Agent shall have the right and authority to, and Borrowers shall not, without the prior written consent of Agent, approve or resolve any questions of non-compliance of documents, give any instructions as to acceptance or rejection of any documents or goods, execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, grant any extensions of the maturity of, time of payments for, or time of presentation of, any drafts, acceptances, or documents, and agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.  Agent may take such actions either in its own name or in any Borrower’s name.

(k)                                  Any rights, remedies, duties or obligations granted or undertaken by any Borrower or Guarantor to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower or Guarantor to Agent for the ratable benefit of Lenders.  Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrowers and Guarantors to Agent for the ratable benefit of Lenders and to apply in all respects to Borrowers and Guarantors.

(l)                                     Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

(m)                               Each Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Loans in accordance with Section 2.2(a) or otherwise).  In the event that any Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Lender of the unreimbursed amount of such payment and each Lender agrees, upon one (1) Business Day’s notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share of the unpaid amount.  The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance.  If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Loans that are Prime Rate Loans as set forth in Section 3.1(a) hereof.

2.3                                 Joint and Several Liability.  Borrowers shall be, jointly and severally, liable for all amounts due to Agent and Lenders under this Agreement, regardless of which Borrower actually receives the Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Lender accounts for such Loans, Letter of Credit Accommodations or other extensions of credit on its books and records.  The Obligations with respect to Loans made to a Borrower, and the Obligations arising as a result of the joint and several liability of a Borrower hereunder, with respect to Loans made to the other Borrower hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers.  The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letter of Credit Accommodations or other extensions of credit made to the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (a) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (b) the absence of any attempt to collect the Obligations from the other Borrower, any Obligor or any other security therefor, or (c) the absence of any other action to enforce the same, (d) the waiver, consent, extension, forbearance or granting of any indulgence by Agent, Required Lenders or all Lenders, as applicable with respect to any provisions of any instrument evidencing the Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to Agent or Lenders, as applicable, (e) the failure by Agent or Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrower, the election of Agent in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, the disallowance of all or any portion of the claim(s) of Agent and Lenders for the repayment of the Obligations of the other Borrower under Section 502 of the Bankruptcy Code, or (f) any other circumstances which might constitute a legal or equitable discharge or defense of any Obligor or of the other Borrower, other than the wilful misconduct, gross negligence or bad faith of Agent as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  With respect to the Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letter of Credit Accommodations or other extensions of credit made to the other Borrower hereunder, each Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent and Lenders (subject to Section 14 hereof, as between Agent and Lenders) now has or may hereafter have against Borrowers, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent.  Upon any Event of Default and for so long as the same is continuing, Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrower or any other Person, or against any security or collateral for the Obligations.  Each Borrower consents and agrees that Agent shall be under no obligation to marshall any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

2.4                                 Commitments.  The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

2.5                                 Increase of Maximum Credit.  The Administrative Borrower may, at any time (but no more than twice during the term of this Agreement), deliver a request(s) to the Agent to provide additional Commitments in an aggregate amount of up to $42,500,000 (each a “Maximum Credit Increase”).  The Borrowers shall have the right to offer the opportunity to participate in the Maximum Credit Increase to any Lender and any other Eligible Transferee, provided, that, (x) the minimum additional Commitment of each such Lender or Eligible Transferee participating in the Maximum Credit Increase shall equal or exceed $5,000,000, (y) no Lender or Eligible Transferee shall be obligated to participate in such Maximum Credit Increase, and (z) in the event Lenders and Eligible Transferees have committed in writing to participating in the Maximum Credit Increase in an aggregate amount in excess of the maximum amount requested by Administrative Borrower or permitted hereunder, the Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferee(s), on whatever basis the Agent determines is appropriate.  On the effective date for any Maximum Credit Increase, which shall be the first Business Day on which all of the conditions precedent set forth in clauses (i) through (vii) below shall have been satisfied (each a “Maximum Credit Increase Effective Date”), the Commitments shall be increased by the amount committed to by each Lender or Eligible Transferee on such Maximum Credit Increase Effective Date, subject to the satisfaction of the following conditions:

(a)                                  the Administrative Borrower shall have given the Agent at least 30 days prior written notice of its intention to effect a Maximum Credit Increase and the desired amount of such Maximum Credit Increase;

(b)                                 the Agent shall have received from each Lender or Eligible Transferee that is part of the proposed Maximum Credit Increase an Assignment and Acceptance duly executed by such Lender or Eligible Transferee, provided, that, the aggregate Commitments (or, in the case of a Lender, increase in Commitments) set forth in such Assignment and Acceptance(s), shall equal, in the aggregate, the amount of such Maximum Credit Increase;

(c)                                  the conditions precedent to a making a Loan set forth in Section 4.2 hereof shall be satisfied as of the applicable Maximum Credit Increase Effective Date for such Maximum Credit Increase, both before and after giving effect to such Maximum Credit Increase;

(d)                                 the effectiveness of such Maximum Credit Increase on such Maximum Credit Increase Effective Date shall not violate any applicable law and shall not be enjoined, temporarily, preliminarily or permanently;

(e)                                  there shall have been paid to each Lender and Eligible Transferee participating in such Maximum Credit Increase all fees (such fees to be mutually agreed to by the parties) and expenses due and payable to such Person on or before the Maximum Credit Increase Effective Date;

(f)                                    there shall have been paid to the Agent, for the account of the Agent, all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any Loan Document on or before the Maximum Increase Effective Date; and

(g)                                 and if such Maximum Credit Increase shall occur prior to the Second Facility Reserve Reduction Date, Agent shall have received evidence that the Synthetic Lease Facility Agreements have been amended (to the extent necessary) to reflect that the such Lender’s (or its Affiliate’s, as the case may be) pro rata share of outstanding Tranche A Loans is equal to its Pro Rata Share (after giving effect to the Maximum Credit Increase).

SECTION  3.                       INTEREST AND FEES

3.1                                 Interest.

(a)                                  Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate.  All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b)                                 Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period.  Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans.  Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, such Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iii) Borrowers shall have complied with such customary procedures as are established by Agent and specified by Agent to Borrowers from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) in the event that Excess Availability, at any time, shall be less than $37,500,000, then, the maximum amount of the Eurodollar Rate Loans at any time requested by Borrowers shall not exceed the amount equal to eighty-five (85%) percent of the lowest principal amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined in good faith by Agent (but with no obligation of Agent or Lenders to make such Loans), and (vii) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower.  Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable.  Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c)                                  Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof.  Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Administrative Borrower, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed.  Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing (other than at the end of an Interest Period).

(d)                                 Interest shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.  The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs.

(e)                                  No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Financing Agreements or any Event of Default, or the exercise by Agent and Lenders of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise by Agent of any option whatsoever contained in this Agreement or any of the other Financing Agreements, or the prepayment by or on behalf of a Borrower of any of the Obligations, or the occurrence of any event or contingency whatsoever, shall entitle Agent to contract for, charge or receive, in any event, interest exceeding the maximum non-usurious rate of interest under applicable Federal or State Law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of Indebtedness of any Borrower to Agent and Lenders (the “Maximum Interest Rate”).  In no event shall a Borrower be obligated to pay interest exceeding such Maximum Interest Rate.  All agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel such Borrower to pay a rate of interest exceeding the Maximum Interest Rate shall be without binding force or effect, at law or in equity, to the extent of the excess of interest over such Maximum Interest Rate.  In the event any interest is contracted for, charged or received in excess of the Maximum Interest Rate (“Excess”), each Borrower acknowledges and stipulates that any such contract, charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Agent or any Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second, to the payment of the other Obligations then outstanding and unpaid; and third, returned to such Borrower (or Administrative Borrower on behalf of such Borrower), it being the intent of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship.  Each Borrower recognizes that, with fluctuations in the rate of interest set forth in this Section 3.1 and the Maximum Interest Rate, such an unintentional result could inadvertently occur.  By the execution of this Agreement, each Borrower agrees that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) each Borrower shall not seek or pursue any other remedy, legal or equitable, against Agent or Lenders, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the Maximum Interest Rate.  For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all interest at any time contracted for, charged or received by Agent or any Lender in connection with this Agreement or any of the other Financing Agreements shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

3.2                                 Fees.

(a)                                  While this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, Borrowers shall pay to Agent for the account of Lenders, monthly, an unused line fee at a rate equal to the Applicable Unused Line Fee Percentage per annum calculated upon the amount by which the Maximum Credit (less the Facility Reserve) exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof); such unused line fee shall be payable on the first day of each month in arrears.

(b)                                 Borrowers agree to pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

3.3                                 Changes in Laws and Increased Costs of Loans.

(a)                                  If after the date hereof, either (i) any change (other than any change by way of imposition of an increase in reserve requirements included in the calculation of Adjusted Eurodollar Rate) in, or in the interpretation of, any law or regulation is implemented, including, without limitation, with respect to capital adequacy, reserve requirements or similar requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future directive or request with respect to capital adequacy, reserve requirements or similar requirements from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender of funding or maintaining the Loans, the Letter of Credit Accommodations or its Commitment, then Borrowers and Guarantors shall from time to time within fifteen (15) days after notice (which notice shall not be effective unless delivered within thirty (30) days after such Lender has begun to incur such costs) and upon demand by Agent pay to Agent for the benefit of the affected Lenders additional amounts sufficient to indemnify such Lenders against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified).  A certificate stating the basis for such demand and showing in reasonable detail the calculation as to the amount of such increased cost shall be submitted to Administrative Borrower by Agent and shall be conclusive, absent manifest error.

(b)                                 If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist.  If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans.  Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of any Borrower) have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c)                                  Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d)                                 Borrowers and Guarantors shall indemnify Agent and each Lender and hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Loan Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto on a day which is not the last day of an Interest Period with respect thereto.  With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.  This covenant shall survive the termination or non-renewal of this Loan Agreement and the payment of the Obligations.

(e)                                  If a Borrower is required to pay additional amounts to any Lender pursuant to Section 3.3(a) that increase the effective lending rate of such Lender with respect to its share of the Loans to greater than one-eighth (1/8%) percent in excess of the percentage of the effective lending rate of the other Lenders, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office with respect to making Eurodollar Rate Loans so as to eliminate any such additional payment by any Borrower which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.  In the event that any one or more Lenders, pursuant to Section 3.3(a) hereof, incur any increased costs (other than increased costs to the extent such increased costs are not a recurring cost) for which any such Lender demands compensation pursuant to Section 3.3(a) hereof which increases the effective lending rate of such Lender with respect to its share of the Loans to greater than one-eighth (1/8%) percent in excess of the percentage of the effective lending rate of the other Lenders and such Lender has not mitigated such costs within sixty (60) days after receipt by such Lender from Administrative Borrower of a written notice that such Lender’s effective lending rate has so exceeded the effective lending rate of the other Lenders, then and in any such event, Borrowers may substitute another financial institution which is an Eligible Transferee acceptable to Agent for such Lender to assume the Commitment of such Lender and to purchase the Loans of such Lender hereunder, without recourse to or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans owing to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid fees and other amounts in respect of such Lender’s Commitment and share of the Loans.  Upon such purchase such Lender shall no longer be a party hereto or have any rights or benefits hereunder (except for rights or benefits that such Lender would retain hereunder and under the other Financing Agreements upon payment in full of all of the Obligations other than as to any early termination fee) and the replacement Lender shall succeed to the rights and benefits, and shall assume the obligations, of such Lender hereunder and thereunder.  Agent and Lenders shall cooperate with Borrowers to amend the Financing Agreements to reflect such substitution.  In no event may Borrowers replace a Lender that is also Agent or an issuer of an outstanding Letter of Credit Accommodation.

SECTION  4.                        CONDITIONS PRECEDENT

4.1                                 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to the amendment and restatement of the Obligations under the Existing Loan Agreement and the initial Loans and LC Accommodations to Borrowers pursuant to this Agreement and the other Financing Agreements:

(a)                                  all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation);

(b)                                 Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

(c)                                  Agent shall have received, in form and substance satisfactory to Agent, all consents (including under the Synthetic Lease Facility Agreements), waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements by owners and lessors of leased premises of each Borrower and by processors, if any, and warehouses at which Collateral is located;

(d)                                 Agent shall have received the consent of the lenders under the Synthetic Lease Facility Agreements, in form and substance satisfactory to Agent, duly executed and delivered by all of the parties thereto; and

(e)                                  the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent.

4.2                                 Conditions Precedent to All Loans and Letter of Credit Accommodations.  Each of the following is an additional condition precedent to the Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a)                                  all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date); and

(b)                                 no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise adversely affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or could reasonably be expected to have a Material Adverse Effect; and

(c)                                  no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION  5.                       GRANT AND PERFECTION OF SECURITY INTEREST

5.1                                 Grant of Security Interest.  To secure payment and performance of all Obligations, each Borrower and Guarantor, grants, pledges and assigns to Agent for itself and the benefit of Secured Parties, and confirms, reaffirms and restates its prior grant to Agent of, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Secured Parties, as security, the following property and interests in property, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”), including:

(a)                                  Receivables;

(b)                                 all other present and future (i) general intangibles (including Intellectual Property), chattel paper, documents, instruments, credit card sales drafts, credit card sales slips or charge slips or receipts and other forms of store receipts, investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts), and (ii) letters of credit, bankers’ acceptances and guaranties in each case, as to clauses (b)(i) and (b)(ii), relating to Receivables, Inventory or other Collateral;

(c)                                  all present and future (i) monies, securities and other investment property, credit balances, deposits, deposit accounts and other property of such Borrower or Guarantor now or hereafter held or received by or in transit to Lender or its Affiliates or at any other depository or other institution from or for the account of such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and (ii) liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, credit card sales drafts, credit card sale slips or charge slips or receipts and other forms of store receipts, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(d)                                 Inventory;

(e)                                  Intellectual Property;

(f)                                    all deposit accounts into which Receivables and other Collateral are deposited to the extent of such Receivables and other Collateral deposited therein;

(g)                                 Records; and

(h)                                 all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

5.2                                 Perfection of Security Interests.

(a)                                  Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may reasonably require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may in good faith determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof.  Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any).  Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing.  In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor.

(b)                                 Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate.  In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument in respect of (i) any Account or (ii) any other obligation for the payment of money arising from or in connection with the sale or other disposition of Inventory or any other Collateral, Borrowers and Guarantors shall promptly notify Agent thereof in writing.  Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all such tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may, in good faith, from time to time specify, in each case except as Agent may otherwise agree.  At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Bank, National Association, as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c)                                  In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) in respect of (i) any Account or (ii) any other obligation for the payment of money arising from or in connection with the sale or other disposition of Inventory or any other Collateral, such Borrower or Guarantor shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)                                 Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate.  Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account into which (i) the payment of any Account or (ii) any other obligation for the payment of money arising from or in connection with the sale or other disposition of Inventory or any other Collateral shall be deposited unless each of the following conditions is satisfied (or waived by Agent): (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in detail reasonably acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower or Guarantor shall as Agent may specify either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions reasonably acceptable to Agent. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees.

(e)                                  No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i)                                     In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities in respect of (i) any Account or (ii) any other obligation for the payment of money arising from or in connection with the sale or other disposition of Inventory or any other Collateral, such Borrower or Guarantor shall, at the request of Agent, promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify.  If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall promptly notify Agent thereof and shall, at the request of Agent, as Agent may reasonably specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

(ii)                                  Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) in respect of (i) any Account or (ii) any other obligation for the payment of money arising from or in connection with the sale or other disposition of Inventory or any other Collateral with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied (or waived by Agent): (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in detail reasonably acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall as Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions reasonably acceptable to Agent.

(f)                                    Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate.  In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise in respect of (i) any Account or (ii) any other obligation for the payment of money arising from or in connection with the sale or other disposition of Inventory or any other Collateral, such Borrower or Guarantor shall promptly notify Agent thereof in writing.  Such Borrower or

Guarantor shall, at the request of Agent, as Agent may reasonably specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g)                                 Intentionally deleted.

(h)                                 Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods.  In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, Borrowers and Guarantors shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.

(i)                                     Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any law, as applicable in any relevant jurisdiction.

5.3                                 Excluded Collateral.

(a)                                  Notwithstanding anything to the contrary set forth in Section 5.1 above, the types or items of Collateral described in such Section shall not include any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (a) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407, and 9-408 of the UCC or other applicable law or (b) so as to limit, impair or otherwise affect Lender’s unconditional continuing security interests in and liens upon any rights or interests of any Borrower in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Receivables).

(b)                                 Notwithstanding anything to the contrary set forth in Section 5.1 above, the types or items of Collateral described in such Section shall not include any of the real and personal property (including, without limitation, the “Improvements” and “Equipment”) and fixtures of Wachovia Development Corporation, whether now owned or hereafter acquired upon which a lien is purported to be created by one or more of the “Mortgage Instruments” and/or the “Security Agreement.”  The quoted terms used in this Section shall have the meanings set forth in the Synthetic Lease Facility Agreements.

SECTION  6.                       COLLECTION AND ADMINISTRATION

6.1                                 Borrowers’ Loan Accounts.  Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest.  All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2                                 Statements.  Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses.  Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within thirty (30) days after the date such statement has been received by Administrative Borrower.  Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.

6.3                                 Collection of Accounts.

(a)                                  (i) Each Borrower shall deposit all proceeds from sales of Inventory in every form, including, without limitation, cash, checks, and other forms of daily store receipts, from each location of such Borrower no less than twice weekly into the deposit accounts of Borrower used solely for such purpose and identified to each location as set forth on Schedule

6.3 to the Information Certificate (together with any other deposit accounts at any time established or used by such Borrower for receiving such proceeds from any location, collectively, the “Local Bank Accounts”) or as otherwise provided in Section 6.3(a)(ii) below.  Each Borrower shall, on each Business Day, authorize and direct, and shall use its best efforts to cause, all available funds deposited into the Local Bank Accounts to be sent by wire transfer or by transfer using the automated clearinghouse network (“ACH transfer”) on each Business Day, and all other proceeds of Collateral to be sent by wire transfer or by ACH transfer, to the Blocked Account as provided in Section 6.3(a)(ii) below (except nominal amounts which are required to be maintained in such Local Bank Accounts under the terms of such Borrower’s arrangements with the bank at which such Local Bank Accounts are maintained as in effect on the date hereof and amounts which Borrowers may require to operate such retail locations, not to exceed $10,000,000, in the aggregate in all such Local Bank Accounts at any time).  In the event that either (A) a Default or an Event of Default shall exist or have occurred and be continuing (an “Event of Default Cash Dominion Event”), or (B) the Excess Availability of Borrowers shall be less than $37,500,000 (an “Excess Availability Cash Dominion Event”; each being a “Cash Dominion Event”); each Borrower shall, at the request of Agent, irrevocably authorize and direct in writing, in form and substance satisfactory to Agent (and to the extent Borrowers have already delivered executed direction letters to Agent, each Borrower irrevocably authorizes Agent to send such direction letters upon the occurrence of a Cash Dominion Event), each of the banks into which proceeds from sales of Inventory from each location of such Borrower are at any time deposited as provided above to (a) honor all wire or ACH transfer requests, provided that any and all amounts released and/or transferred by such bank pursuant to such requests are sent to the Blocked Account and (b) follow any contrary instructions sent to such banks by Agent; provided, that, in the event that (1) the Cash Dominion Event which occurred was an Event of Default Cash Dominion Event, and such Event of Default Cash Dominion Event has been cured to the satisfaction of Agent, or (2) the Cash Dominion Event which occurred was an Excess Availability Cash Dominion Event and after the occurrence of such Cash Dominion Event, Excess Availability shall be equal to or greater than $37,500,000, for forty-five (45) consecutive days, then Agent shall instruct the depository banks at which the Local Bank Accounts are maintained to commence following the instructions of Borrowers.  In the event any of such banks fails to send such funds to the Blocked Account as provided herein either prior to or after the occurrence of a Cash Dominion Event, such Borrower shall pursue all of its rights and remedies, as reasonably requested by Agent, as a result of such failure.  Notwithstanding the foregoing, for those Local Bank Accounts that transfer funds by ACH transfer initiated by each Borrower’s store management notifying a third party processor, each Borrower shall irrevocably authorize and direct in writing, in form and substance satisfactory to Agent, the third party processor that establishes the routing and executes the ACH transfer to send funds only to the Blocked Accounts and to agree to do so at any time upon Agent’s request and Agent shall receive an agreement from such third party processor confirming its agreement to do so.  Such authorization and direction shall not be rescinded, revoked or modified without the prior written consent of Agent.

(ii)                                  Pep Boys shall establish and maintain, at its expense, deposit accounts with Wachovia Bank, National Association or such other banks as are reasonably acceptable to Agent (the “Blocked Accounts”) into which each Borrower shall promptly either cause all amounts on deposit in their respective Local Bank Accounts to be sent as provided in Section 6.3(a)(i) above or shall itself deposit or cause to be deposited all payments on

Receivables, all amounts payable to Borrowers from Credit Card Issuers and Credit Card Processors, and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner.  The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Agent, providing that all items received or deposited in the Blocked Accounts are the property of Agent, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to the Agent Payment Account.  Subject to the terms and conditions contained herein, Agent shall instruct the depository banks at which the Blocked Accounts are maintained to transfer the funds on deposit in the Blocked Accounts to such operating bank account of each Borrower as such Borrower (or Administrative Borrower on behalf of such Borrower) may specify in writing to Agent until such time as Agent shall notify the depository bank otherwise.  Agent will only instruct the depository banks at which the Blocked Accounts are maintained to transfer all funds received or deposited into the Blocked Accounts to the Payment Account at any time that either: (A) an Event of Default Cash Dominion Event shall exist or have occurred and be continuing, or (B) a Excess Availability Cash Dominion Event has occurred; provided, that, in the event that (1) the Cash Dominion Event is an Event of Default Cash Dominion Event and such Event of Default Cash Dominion Event has been cured to the satisfaction of Agent, or (2) the Cash Dominion Event is an Excess Availability Cash Dominion Event, and after the occurrence of such Cash Dominion Event, Excess Availability shall be equal to or greater than $37,500,000, for forty-five (45) consecutive days, then Agent shall instruct the depository banks at which the Blocked Accounts are maintained to transfer the funds on deposit in the Blocked Accounts to such operating bank account of each Borrower as such Borrower (or Administrative Borrower on behalf of such Borrower) may specify in writing to Agent until such time as Agent shall notify the depository bank otherwise.  Each Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

(b)                                 For purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.

(c)                                  Each Borrower and Guarantor and their respective shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent.  In no event shall the same be commingled with any Borrower’s or Guarantor’s own funds.  Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other person.  The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4                                 Payments.

(a)                                  All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time.  Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent, Lenders and issuers of any Letter of Credit Accommodations from any Borrower or Guarantor; second, to pay interest due in respect of any Loans (and including any Special Agent Advances) or Letter of Credit Accommodations; third, to pay or prepay principal in respect of Special Agent Advances; fourth, to pay principal due in respect of the Loans and to pay Obligations then due arising under or pursuant to any Bank Product Provider Hedge Agreements (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; fifth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines and at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any Letter of Credit Obligations or other contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and sixth, to pay or prepay any Obligations arising under or pursuant to any Bank Products (other than to the extent provided for above) on a pro rata basis.  Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Administrative Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, other than on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans.  Any payments received by Agent which are not applied to the Obligations shall, at Agent’s option, be held as cash collateral for the Obligations.  Such cash collateral shall constitute part of the Collateral.  Such cash collateral shall be held by Agent in an account designated by Agent for such purposes in its books and records and may be commingled with Agent’s own funds.  Borrowers shall receive a credit on a monthly basis to its loan account maintained by Agent on the funds so held by Agent at a rate equal to three and one-half (3 ½%) percent per annum less than the Prime Rate (adjusted effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs) as calculated by Agent.  So long as no Default or Event of Default shall exist or have occurred and be continuing and Excess Availability is at least $37,500,000, amounts received by Agent from Borrowers pursuant to the foregoing which are not applied to the Obligations or at the option of Agent, held as cash collateral pursuant to the provisions of this Section 6.4 shall, upon the request of Pep Boys received by Agent on or before 11:00 a.m. New York City time on any Business Day, be remitted to Pep Boys.

(b)           At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent.  Borrowers and Guarantors shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind.  If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender.  Borrowers and Guarantors shall be liable to pay to Agent for the ratable benefit of the affected Lenders, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned.  This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds.  This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5           Authorization to Make Loans.

Agent and Lenders are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Administrative Borrower or any Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations.  All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan.  Requests received after 11:00 a.m. New York City time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day.  All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower when deposited to the credit of any Borrower or otherwise disbursed or established in accordance with the instructions of any Borrower or in accordance with the terms and conditions of this Agreement.

6.6           Use of Proceeds.

All Loans made or Letter of Credit Accommodations provided by Lenders to Borrowers pursuant to the provisions hereof shall be used by Borrowers only (i) to pay all or any part of the purchase price or construction costs in respect of property or properties acquired by Pep Boys or any other Borrower, and (ii) for other working capital purposes (which may include the payment of current maturities of long-term Indebtedness permitted to be incurred and repaid hereunder).  None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.7           Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

(a)           Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney in fact to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower.  Subject to the terms and conditions contained herein, Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Obligor.  Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)           Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 6.7. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of such Borrower, or the issuance of any Letter of Credit Accommodations for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c)           Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d)           Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower of Guarantor.

(e)           No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

6.8           Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.9           Sharing of Payments, Etc.

(a)                                  Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b)                                 If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders.  To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)                                  Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)                                 Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.10                           Settlement Procedures.

(a)                                  In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b)                                 With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. New York City time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week.  Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”).  If the summary statement is sent by Agent and received by a Lender prior to 12:00 noon New York City time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. New York City time on the same Business Day and if received by a Lender after 12:00 noon New York City time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. New York City time on the next Business Day following the date of receipt.  If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase.  Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease.  The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent.  Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations.  Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender.  Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c)                                  To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section.  In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to Borrower.  In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d)                                 If Agent is not funding a particular Loan to a Borrower (or Administrative Borrower for the benefit of such Borrower) pursuant to this Section on any day, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day.  If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.  During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account.  Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice.  A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to Agent, is a “Defaulting Lender”.  Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender.  For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0).  This Section shall remain effective with respect to a Defaulting Lender until such default is cured.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Obligor of their duties and obligations hereunder.

(e)                                  Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.11                           Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.12                           Bank Products.  Borrowers and Guarantors, or any of their Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products.  Borrowers and Guarantors or any of their Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person.  This Section 6.13 shall survive the payment of the Obligations and the termination of this Agreement.  Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider.

SECTION  7.                       COLLATERAL REPORTING AND COVENANTS

7.1                                 Collateral Reporting.

(a)                                  Borrowers shall provide Agent with the following documents in a form satisfactory to Agent (and Agent shall provide to each Lender, the reports and information referred to in Section 7.1(a)(ii)hereof):

(i)                                     after the end of each calendar month, as soon as available, but in any event no later than five (5) days after the end of such month, a Monthly Collateral Report, as of the last business day of the immediately preceding month, or (ii) so long as Excess Availability is less than $75,000,000, after the end of each calendar week, as soon as available, but in any event no later than five (5) days after the end of such week, a Weekly Collateral Report, as of the last business day of the immediately preceding week, in each case as to the Accounts and Inventory balances, duly completed and executed by the chief financial officer, Vice President-Finance of Pep Boys, or such other financial officer of Pep Boys reasonably acceptable to the Agent on behalf of Borrowers; provided that, without limiting any other rights of Agent, upon Agent’s request, Borrower shall provide Agent on a daily basis with a schedule of Accounts, collections received and credits issued and on a weekly basis with an inventory report in the event that at any time either:  (1) a Default or an Event of Default, shall exist or have occurred, or (2) Borrowers shall have failed to deliver any Borrowing Base Certificate in accordance with the terms hereof, or (3) upon Agent’s good faith belief, any information contained in any Borrowing Base Certificate is incomplete, inaccurate or misleading, or Excess Availability shall be less than $37,500,000;

(ii)                                  as soon as possible after the end of each month (but in any event within ten (10) Business Days after the end of each month) so long as Excess Availability is greater than $37,500,000, or more frequently as Agent may in good faith request if at any time Excess Availability is equal to or less than $37,500,000,

(A)                              a Borrowing Base Certificate setting forth Borrowers’ calculation of the Loans and Letter of Credit Accommodations available to Borrowers, duly completed and executed by the chief financial officer or Vice President-Finance of Pep Boys, on behalf of Borrowers;
(B)                                a schedule of sales made, credits issued and cash received, together with such supporting documentation and detail with respect thereto as Agent may request;
(C)                                perpetual inventory reports, including inventory reports by location, category and a gross margin report by category,
(D)                               reports with respect to Inventory sold or purchased on consignments,
(E)                                 agings of accounts payable and agings of all amounts due under any Trade Payables Agreement, together with such other reports concerning the Trade Payables Agreement and the related indebtedness as Agent may from time to time reason ably request, and
(F)                                 agings of accounts receivable (together with a reconciliation to the then current month’s general ledger);

(iii)                               upon Agent’s request, (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B)copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for property acquired by a Borrower;

(iv)                              at any time when Excess Availability is less than $75,000,000, as soon as available, but in any event not later than five (5) Business Days after receipt by any Borrower, the monthly statements received by any Borrower from any Credit Card Issuers or Credit Processors, together with such additional information with respect thereto as shall be sufficient to enable Agent to monitor the transactions pursuant to the Credit Card Agreements,

(v)                                 such other reports as to the Collateral as Agent shall reasonably request from time to time; and

(vi)                              as soon as possible after the end of each month (but in any event within ten (10) Business Days after the end of each month) at any time that Excess Availability is equal to or less than $75,000,000, or more frequently as Agent may in good faith request if at any time Excess Availability is equal to or less than $37,500,000, a report setting forth the status of payments to owners and lessors of the leased premises of Borrowers.

(b)                                 Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Loans and Letter of Credit Accommodations available to Borrowers as set forth in any Borrowing Base Certificate and as determined by Agent, the determination of Agent shall govern and be conclusive and binding upon Borrowers.  Without limiting the foregoing, Borrowers shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in the Borrowing Base Certificate.  If any Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2                                Accounts Covenants.

(a)                                  Borrowers shall notify Agent promptly of: (i) (A) any material delay in a Borrower’s performance of any of its obligations to any account debtor in respect to an Account or Accounts representing at least five (5%) percent of the then Eligible Accounts in the aggregate (including any Credit Card Issuer or Credit Card Processor) or (B) the assertion of any claims, offsets, defenses or counterclaims by any account debtor (including any Credit Card Issuer or Credit Card Processor) or (C) any disputes with account debtors (including any Credit Card Issuer or Credit Card Processor) with respect to such Eligible Accounts, or (D) any settlement, adjustment or compromise thereof, provided, that, in the case of clauses (B), (C) and (D), the amount of such claim, dispute, settlement, adjustment or compromise is in excess of $50,000 , (ii) all material adverse information relating to the financial condition of any account debtor in respect to an Account or Accounts representing at least five (5%) percent of the then Eligible Accounts in the aggregate (including any Credit Card Issuer or Credit Card Processor) and (iii) any event or circumstance which, to a Borrower’s knowledge would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts.  No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent’s consent, except in the ordinary course of such Borrower’s business in accordance with practices and policies substantially consistent with current practices of such Borrower (taken as a whole) as of the date hereof.  So long as no Event of Default exists or has occurred and is continuing, Borrowers shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor (including any Credit Card Issuer or Credit Card Processor).  At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors (including any Credit Card Issuer or Credit Card Processor) or grant any credits, discounts or allowances.  For purposes of this Section, a Borrower shall be deemed to have “knowledge” of any information or events or circumstances set forth in clauses (ii) and (iii) of this Section 7.2 , if such information, events or circumstances, as the case may be, is known by any of the Vice President -Finance, Assistant Vice President- Controller, Director of Treasury, Director of Credit or Credit Manager of such Borrower or Pep Boys.

(b)                                 Each Borrower shall notify Agent promptly of: (i) any notice of a material default by such Borrower under any of the Credit Card Agreements or of any default which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to such Borrower, (ii) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to such Borrower from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of such Borrower to comply with any material terms of the Credit Card Agreements or any terms thereof which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to such Borrower.

(c)                                  Without limiting the obligation of Borrowers to deliver any other information to Agent, Borrowers shall promptly report to Agent any return of Inventory by any one account debtor if the Inventory so returned in such case has a value in excess of $1,000,000.  At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account.  In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent and Lenders, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(d)                                 With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of a Borrower’s business in accordance with current practices and policies of Borrowers in effect on the date hereof, (iv) there shall be no setoffs, deductions, or contras existing or asserted with respect thereto except as reported to Agent in accordance with Section 7.1 of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(e)                                  Agent shall have the right at any time or times (i) prior to the occurrence of an Event of Default, in the name of a nominee of Agent, and without disclosing that such verification is being made by Agent, and (ii) upon the occurrence and during the continuation of an Event of Default, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.  Prior to the occurrence of an Event of Default, Agent shall use its best efforts to notify Pep Boys promptly after any such verification is made.

(f)                                    Borrowers shall deliver or cause to be delivered to Agent, with appropriate endorsement and assignment, with full recourse to Borrowers, any chattel paper or instrument which a Borrower now owns or may at any time acquire within five (5) Business Days after such Borrower’s receipt thereof, prior to the earlier to occur of a Default or an Event of Default,, if the amount of any such chattel paper or instrument equals or exceeds $100,000, or all chattel paper and instruments if the aggregate amount of all such chattel paper and instruments equals or exceeds $1,000,000, and after the earlier to occur of a Default or Event of Default, all such chattel paper and other instruments regardless of the amount thereof, in each case except as Agent may otherwise agree.

(g)                                 Agent may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors (including any Credit Card Issuer or Credit Card Processor) or other obligors that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests.  At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Receivables and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Receivables as Agent may require.

7.3                                 Inventory Covenants.  With respect to the Inventory:  (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct a physical count of the Inventory at least once each year but at any time or times as Agent may request on or after an Event of Default, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrowers shall deliver, or cause to be delivered, to Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely (i) at Borrowers’ expense, no more than two (2) times in any twelve (12) month period (and no more than one (1) time in any twelve (12) month period in the event that Excess Availability is equal to or greater than $100,000,000 at all times during the most recently ended twelve (12) consecutive months), but at any time or times as Agent may request in excess of the number of appraisals set forth above at the expense of Agent and Lenders, or (ii) at Borrowers’ expense at any time on or after an Event of Default; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory except (i) for the right of return given by Borrowers to its customers in the ordinary course of business consistent with the current practices of Borrowers as of August 1, 2003; and (ii) sales to customers on consignment in the ordinary course of business of such Borrower consistent with the current practices of Borrowers in effect on August 1, 2003, provided, that, (A) a report of such Inventory is provided by Borrowers to Agent pursuant to Section 7.1 hereof and (B) in no event shall the aggregate dollar amount of all such Inventory so sold exceed $2,500,000 at any time; each Borrower and Guarantor shall keep the Inventory in good and marketable condition; and each Borrower shall not acquire or accept any Inventory on consignment or approval without including such Inventory in a report of such Inventory provided by Borrowers to Agent pursuant to Section 7.1 hereof.

7.4                                 Power of Attorney.  Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s, in good faith, determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iv) endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign such Borrower’s or Guarantor’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof.  Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.5                                 Right to Cure.  Agent may, at its option, upon notice to Administrative Borrower, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes (subject to each Borrower’s right to contest such taxes pursuant to Section 9.4 hereof), liens, security interests or other encumbrances (other than as permitted under Section 9.8 hereof) at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent’s good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto.  Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand.  Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor.  Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.6                                 Access to Premises.  From time to time as reasonably requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee (accompanied by no more than one (1) representative of each Lender, which shall be at no additional expense to Borrowers) shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after reasonable notice to Administrative Borrower, or at any time and without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent (and Agent shall provide copies to each Lender) such copies of such books and records or extracts therefrom as Agent may request, and Agent or Agent’s designee may, after reasonable notice to Pep Boys, use during normal business hours such of any

Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and, at any time (without notice), if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION  8.                         REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby, jointly and severally, represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

8.1                                 Corporate Existence, Power and Authority.  Each Borrower and Guarantor is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.  The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s or Guarantor’s corporate powers, as the case may be, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture (including without limitation, the 2004 Senior Subordinated Note Indenture), or other material mortgage, agreement, instrument or undertaking to which any Borrower or Guarantor is a party or by which a Borrower or Guarantor or any of their property are bound and (d) will not result in, require or give rise to the creation or imposition of any lien, security interest, charge or encumbrance upon any property of Borrowers or Guarantors under the 2004 Senior Subordinated Note Indenture or otherwise upon any property of any Borrower or Guarantor (other than in favor of Agent pursuant to the terms of the Financing Agreements).  This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms.

8.2                                 Financial Statements; No Material Adverse Change.  All financial statements relating to Borrowers and Guarantors which have been or may hereafter be delivered by Borrowers or Guarantors to Agent and Lenders have been prepared in accordance with GAAP (subject, as to all interim statements, to normal year-end adjustments) and fairly present the financial condition and the results of operation of Borrowers and Guarantors as at the dates and for the periods set forth therein.  Except as disclosed in any interim financial statements furnished by Borrowers or Guarantors to Agent prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrowers or Guarantors, since the date of the most recent audited financial statements furnished by Borrower to Agent prior to the date of this Agreement.

8.3                                 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)                                  The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate.  No Borrower or Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b)                                 Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate.  The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

(c)                                  The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below.  The Information Certificate correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

8.4                                 Priority of Liens; Title to Properties.  The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof.  Each Borrower and Guarantor has good fee simple title to or valid leasehold interests in all of its Real Property and good and valid title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5                                 Tax Returns.  Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it.  All information in such tax returns, reports and declarations is complete and accurate in all material respects.  Each Borrower and Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books.  Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6                                 Litigation.  Except for the actions listed on Schedule 8.6 to the Information Certificate, (a) there is no present investigation by any Governmental Authority pending, or to the best of each Borrower’s and Guarantor’s knowledge threatened, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which, in each or any case, if adversely determined against such Borrower and Guarantor would have a reasonable likelihood of having a Material Adverse Effect.

8.7                                 Compliance with Other Agreements and Applicable Laws.

(a)                                  No Borrower, Guarantor or any of their Subsidiaries is in default in any respect under, or in violation in any respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound where such default or violation would have a reasonable likelihood of having a Material Adverse Effect.  Each Borrower, Guarantor and their Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, where the failure to so comply would have a Material Adverse Effect.

(b)                                 Each Borrower, Guarantor and their Subsidiaries has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority (the “Permits”) required for the lawful conduct of its business.  The Permits constitute all permits, licenses, approvals, consents, certificates, orders or authorizations necessary for each Borrower, Guarantor and their Subsidiaries to own and operate its business as presently conducted or proposed to be conducted.  All of the Permits are valid and subsisting and in full force and effect.  There are no actions, claims or proceedings pending or to the best of each Borrower’s and Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits which would have a Material Adverse Effect.

8.8                                 Environmental Compliance.

(a)                                  Except as set forth on Schedule 8.8 to the Information Certificate, no investigation (of which any Borrower or Guarantor is aware), proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person is pending or to the best of each Borrower’s and Guarantor’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any applicable Environmental Law by any Borrower, Guarantor or Subsidiary (of which any Borrower or Guarantor is aware) or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials by any Borrower, Guarantor or Subsidiary which if adversely determined would have a reasonable likelihood of having a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials, which liability would have a reasonable likelihood of having a Material Adverse Effect.

8.9                                 Employee Benefits.

(a)                                  Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except where such failure to comply would not have a reasonable likelihood of having a Material Adverse Effect.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification.  Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, except where the failure to contribute would not have a reasonable likelihood of having a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which would have a reasonable likelihood of having a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii)the current value of each Plan’s assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) do not exceed such Plan’s liabilities under Section 4001(a)(16) of ERISA; (iii)each Borrower, Guarantor and its ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA which would have a reasonable likelihood of having a Material Adverse Effect); (iv)each Borrower, Guarantor and its ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan which would have a reasonable likelihood of having a Material Adverse Effect; and (v)each Borrower, Guarantor and its ERISA Affiliates have not engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA which would have a reasonable likelihood of having a Material Adverse Effect.

8.10                           Bank Accounts.  All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the rights of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2 hereof.

8.11                           Intellectual Property. Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted.  As of the date hereof, Borrowers and Guarantors do not own any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and have not granted any licenses with respect thereto which would have a reasonable likelihood of having a Material Adverse Effect.  No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights.  To the best of each Borrower’s and Guarantor’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property.  Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of Borrowers and Guarantors pursuant to which a Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of a Borrower or Guarantor as in effect on the date hereof.

8.12                           Interrelated Business. Pep Boys is the direct and beneficial owner and holder of all of the issued and outstanding shares of Capital Stock of the other Borrowers (except PBY-California), Guarantors and Colchester.  PBY, a wholly-owned subsidiary of Pep Boys is the direct and beneficial owner of PBY-California.  Borrowers and Guarantors share an identity of interests such that any benefit received by any one of them benefits the others. Borrowers, Guarantors and the other Subsidiaries render services to or for the benefit of the other Borrowers and/or Guarantors and other Subsidiaries, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Borrowers, Guarantors and the other Subsidiaries (including inter alia, the payment by Borrowers and Guarantors of creditors of the other Borrowers or Guarantors and guarantees by Borrowers and Guarantors of indebtedness of the other Borrowers and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of the other Borrowers and Guarantors).  Borrowers have centralized accounting and legal services, and are identified to creditors as a single economic and business enterprise.

8.13                           Capitalization.

(a)                                  All of the issued and outstanding shares of Capital Stock of each Borrower (other than Pep Boys), Guarantors and Colchester are directly or indirectly and beneficially owned and held by Pep Boys, and in each case as to all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as set forth on the Information Certificate.

(b)                                 Each Borrower and Guarantor is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and Lenders and the other transactions contemplated hereunder, the amendment and restatement of the Existing Loan Agreement, and the consummation of the Synthetic Lease Facility Agreements.

(c)                                  Each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.

(d)                                 Each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.

8.14                           Labor Disputes.

(a)                                  Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b)                                 There is (i) no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.

8.15                           Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its respective Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets between (i) any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.16                           Material Contracts. Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof.  Borrowers and Guarantors shall update the Schedule 8.15 to the Information Certificate on an annual basis, no later than ninety (90) days after the end of each fiscal year of Borrowers, and deliver true and correct copies of each new Material Contract with such updated Schedule.  Each Borrower and Guarantor has delivered true, correct and complete copies of such Material Contracts to Lender on or before the date hereof.  Each Borrower and Guarantor is not in breach of or in default under any Material Contract where such default would have a reasonable likelihood of having a Material Adverse Effect and has not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.17                           Payable Practices. Each Borrower and Guarantor have not made any material change in the historical accounts payable practices from those in effect on August 1, 2003.

8.18                           Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading.  No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Agent in writing.

8.19                           Credit Card Agreements. Set forth in Schedule 8.19 to the Information Certificate is a correct and complete list of (a) all of the Credit Card Agreements and all other agreements, documents and instruments existing as of the date hereof between or among any Borrower, any of its affiliates, the Credit Card Issuers, the Credit Card Processors and any of their affiliates, (b) the percentage of each sale payable to the Credit Card Issuer or Credit Card Processor under the terms of the Credit Card Agreements, (c) all other fees and charges payable by each Borrower under or in connection with the Credit Card Agreements and (d) the term of such Credit Card Agreements.  The Credit Card Agreements constitute all of such agreements necessary for each Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Accounts of Borrower arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom any Borrower has entered into one of the Credit Card Agreements set forth on Schedule 8.19 to the Information Certificate or with whom each Borrower has entered into a Credit Card Agreement in accordance with Section 9.19 hereof.  Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of such Borrower and to the best of Borrower’s knowledge, the other parties thereto, enforceable in accordance with their respective terms and are in full force and effect.  No default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred and is continuing which would have the reasonable likelihood of having a Material Adverse Effect.  Each Borrower and, to the best of such Borrower’s knowledge, the other parties thereto have complied with all of the terms and conditions of the Credit Card Agreements to the extent necessary for such Borrower to be entitled to receive all payments thereunder.  Each Borrower has delivered, or caused to be delivered to Agent, true, correct and complete copies of all of the Credit Card Agreements.

8.20                           Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION  9.                     AFFIRMATIVE AND NEGATIVE COVENANTS

9.1                                 Maintenance of Existence.

(a)                                  Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto (other than pursuant to a merger or liquidation permitted hereunder) and maintain in full force and effect all Permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted where the failure to so maintain the same would have a Material Adverse Effect.

(b)                                 No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied:  Agent shall have received not less than twenty (20) days prior written notice from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and Agent shall have received a copy of the amendment to the Certificate of Incorporation of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

(c)                                  No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith.  No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure.

9.2                                 New Collateral Locations. Each Borrower and Guarantor may only open any new location within the continental United States and Puerto Rico provided such Borrower or Guarantor gives Agent twenty (20) days prior written notice of the intended opening of any such new location and executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location.  For purposes hereof, a “new location” shall mean any location of Collateral other than those set forth in the Information Certificate.

9.3                                 Compliance with Laws, Regulations, Etc.

(a)                                  Each Borrower and Guarantor shall, and shall cause its Subsidiaries to, at all times, comply in all material respects with all laws, rules, regulations, licenses, Permits, approvals and orders of any Governmental Authority applicable to it, including ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and the rules and regulations thereunder, all Federal, State and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), all Federal, State and local statutes, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder) and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all Environmental Laws where the failure to so comply would have a Material Adverse Effect.

(b)                                 Promptly upon any Borrower’s or Guarantor’s actual knowledge of the presence of Hazardous Materials in any portion of any Real Property in concentrations and conditions that constitute an Environmental Violation and which, in the reasonable opinion of such Borrower or Guarantor, the cost to undertake any legally required response, clean up, remedial or other action will or might reasonably result in a cost to any Borrower or Guarantor of more than $50,000, Borrowers shall notify Agent in writing of such condition.  In the event of any Environmental Violation (regardless of whether notice thereof must be given), Borrowers shall, not later than thirty (30) days after Borrowers or Guarantors have actual knowledge of such Environmental Violation, at their sole cost and expense, promptly and diligently undertake and diligently complete any response, clean up, remedial or other action (including without limitation the pursuit by such Borrower or Guarantor of appropriate action against any off-site or third party source for contamination) necessary to remove, cleanup or remediate the Environmental Violation in accordance with all Environmental Laws.  Any such undertaking shall be timely completed in accordance with all applicable Environmental Laws. Borrowers shall, upon completion of remedial action by Borrowers or Guarantors, as the case may be, cause to be prepared by a reputable environmental consultant reasonably acceptable to Agent a report describing the Environmental Violation and the actions taken by such Borrower or Guarantor, as the case may be (or their respective agents), in response to such Environmental Violation, and a statement by the consultant that the Environmental Violation has been remedied in full compliance with applicable Environmental Law.  At Agent’s request, copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by each Borrower and Guarantor to Lender.

(c)                                  Promptly, but in any event within ten (10) Business Days from the date any Borrower or Guarantor has actual knowledge thereof, such Borrower or Guarantor shall provide to Agent written notice of any pending or threatened claim, action or proceeding involving any Environmental Law or any Release on or in connection with any Real Property to the extent the claim, action or proceeding will or might reasonably result in a cost to any Borrower or Guarantor of more than $50,000.  All such notices shall describe in reasonable detail the nature of the claim, action or proceeding and such Borrower’s or Guarantor’s proposed response thereto.  In addition, Borrowers and Guarantors shall provide to Lender, within ten (10) Business Days of receipt, copies of all material written communications with any Governmental Authority relating to any Environmental Violation in connection with any Real Property.  Borrowers and Guarantors shall also promptly provide such detailed reports of any such material environmental claims as may reasonably be requested by Agent.

(d)                                 Each Borrower and Guarantor shall indemnify and hold harmless Agent and each Lender, and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal by any Borrower or Guarantor or presence of a Hazardous Material on any Real Property of any Borrower or Guarantor, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of a Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans, provided, however, that none of the Borrowers or Guarantors shall have any obligation under this Section 9.3 with respect to any and all losses, claims, damages, liabilities, costs or expenses to the extent resulting from the gross negligence or willful misconduct of Agent or any Lender, as determined pursuant to a final non-appealable order of a court of competent jurisdiction, or with respect to any Hazardous Material either not present, or present in compliance with applicable Environmental Laws, on the date of payment of the Obligations.  The indemnification in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.4                                 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books.  Each Borrower and Guarantor shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and each Borrower and Guarantor agrees to indemnify and hold Agent harmless with respect to the foregoing, and to repay to Agent, for the benefit of Lenders, on demand the amount thereof, and until paid by such Borrower or Guarantor such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrowers or Guarantors to pay any income or franchise taxes attributable to the income of Lenders from any amounts charged or paid hereunder to Lenders. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

9.5                                 Insurance. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.  Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer.  Each Borrower and Guarantor shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers.  All policies with respect to Collateral shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for any Borrower or Guarantor in obtaining such insurance at the expense of Borrowers, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance.

Each Borrower and Guarantor shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies with respect to Collateral and each Borrower and Guarantor shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent.  Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates; provided, that, prior to the occurrence of a Cash Dominion Event such proceeds may be paid to Borrowers.  At its option, Agent may apply any insurance proceeds received by Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in the order and manner set forth in Section 6.4 of this Agreement.

9.6                                 Financial Statements and Other Information.

(a)                                  Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP.  Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrower shall notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized to obtain such information directly from them.  Without limiting the foregoing, Borrowers and Guarantors shall furnish or cause to be furnished to Agent (and Agent shall provide to Lenders), the following: (i) within twenty (20) days after the end of each fiscal month, a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers were in compliance with the covenant set forth in Section 9.17 of this Agreement for such month; and (ii) within forty-five (45) days after the end of each of the first three fiscal quarters, unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity) in form consistent with those statements delivered to Agent prior to the date hereof, all in reasonable detail, fairly presenting the financial position and the results of the operations of Pep Boys and its Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer or Vice President-Finance of each of Borrowers, subject to normal year-end adjustments, and accompanied by the certificate described in Section 9.6 (e) hereof, and a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such quarter, whether Borrowers were in compliance with the covenant set forth in Section 9.18 of this Agreement for such month and the calculations used in determining the Fixed Charge Coverage Ratio for purposes of determining the Interest Rate as of the last day of the immediately preceding fiscal quarter, and (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Pep Boys and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Pep Boys and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified (in any material respect) opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Borrowers and reasonably acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Pep Boys and its Subsidiaries as of the end of and for the fiscal year then ended.

(b)                                 Borrowers, shall furnish to Agent upon its request, internally prepared monthly balance sheets, and profit and loss statements.

(c)                                  Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss or damage that involves Collateral having a value in excess of $1,000,000 or which would result in any Material Adverse Effect, (ii) any action, suit or proceeding relating to Collateral having a value in excess of $1,000,000, (iii) any Material Contract of a Borrower or Guarantor being terminated or amended or any new Material Contract entered into (in which event such Borrower or Guarantor shall provide Lender with a copy of such Material Contract), (iv) any order, judgment or decree in excess of $5,000,000 shall have been entered against a Borrower or Guarantor or any of its properties or assets, (v) any notification of a material violation of laws or regulations received by a Borrower or Guarantor, (vi) any ERISA Event, and (vii) the occurrence of any Event of Default or act, condition or event which, with notice or the passage of time or giving of notice or both, would constitute an Event of Default.

(d)                                 Borrowers and Guarantors shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent (which Agent shall furnish to Lenders) copies of all reports which any Borrower or Guarantor sends to its stockholders generally and copies of all reports and registration statements which any Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(e)                                  Without limiting the rights of Agent under any other provision of this Agreement, as soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter or more frequently as Agent may request, but no more frequently than monthly, Borrowers and Guarantors shall deliver to Agent, in form and reasonably substance satisfactory to Agent, in each case certified by the chief financial officer or Vice-President-Finance of Pep Boys as true and correct: (i) a statement confirming the payment of rent and other amounts due to owners and lessors of real property used by Borrowers and Guarantors in the immediately preceding fiscal quarter, subject to year-end or periodic adjustments or setting forth the amount of such rent or other amounts which have been deferred and remain payable, (ii) the addresses of all third party or new retail store locations of Borrowers and Guarantors opened or closed since the date of the most recent certificate delivered to Agent containing the information required under this subsection (ii), or if no such certificate has been delivered, then since the date hereof (and as to store locations closed, such information with respect to the sale of any assets at such store location as Agent may from time to time reasonably request), and (iii) a report of any new deposit account, investment accounts, securities accounts or other accounts established or used by Borrowers and Guarantors with any bank or other financial institution, including the Borrower or Guarantor in whose name the account is maintained, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report.

(f)                                    Borrowers and Guarantors shall furnish or cause to be furnished to Agent (which Agent shall distribute to Lenders) such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request.  Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers’ expense, copies of the financial statements of any Borrower and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor and to disclose to Agent and Lenders such information as they may have regarding the business of any Borrower and Guarantor.  Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.

9.7                                 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a)                                  merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except, that, any Borrower or Guarantor may merge with and into or consolidate with any other Borrower or Guarantor, provided, that, each of the following conditions is satisfied as determined by Agent: (i) Agent shall have received not less than five (5) days’ prior written notice of the consummation of any merger or consolidation of such Borrower or Guarantor to so merge or consolidate and such information with respect thereto as Agent may reasonably request, (ii) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default or Default, shall exist or have occurred, (iii) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger, including, but not limited to, the certificate or certificates of merger as filed with each appropriate Secretary of State, (iv) the surviving entity shall, immediately before and immediately after giving effect to such transaction or series of transactions have a net worth (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) equal to or greater than the net worth of such Borrower or Guarantor involved in such merger immediately prior to such transaction or series of transactions, (v) the surviving entity shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance reasonably satisfactory to Agent, and execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith, (vi) the surviving entity of a merger between a Borrower and Guarantor shall be a Borrower, and (vii) each Borrower and Guarantor shall ratify and confirm that its guarantees of the Obligations (and in the case of Borrowers, its joint and several liability, the guarantees of the Obligations of the other Borrowers) shall apply to the Obligations as assumed by such surviving entity; or

(b)                                 sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person except, for,

(i)                                     sales of Inventory and rendition of services in the ordinary course of business,

(ii)                                  the sale or other disposition of Equipment and Real Property so long as (A) of the date of such sale and after giving effect thereto, no Event of Default, or Default shall exist or have occurred, and (B) in connection with any such sale permitted in accordance with Section 9.20 hereof, subject to the satisfaction of all of the condition set forth in clause (A) above, and the conditions set forth in such Section,

(iii)                               the issuance and sale by Pep Boys of its Capital Stock after the date hereof; provided, that, (A) Pep Boys shall not be required to pay any cash dividends or repurchase or redeem its Capital Stock or make any other payments in respect thereof, except to the extent such dividends, or repurchases or redemptions are otherwise permitted under Section 9.11 hereof, (B) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of Borrowers to request or receive Loans or Letter of Credit Accommodations or the right of Borrowers to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrowers with Agent and Lenders or are more restrictive or burdensome to Borrowers than the terms of any Capital Stock of Pep Boys in effect on the date hereof, (C) so long as any Cash Dominion Event has occurred and is continuing, any proceeds payable to Pep Boys in connection with the issuance and sale of its Capital Stock shall be paid to Agent for application to the Obligations, and (D) as of the date of such issuance and sale and after giving effect thereto, no Event of Default or Default shall exist or have occurred and be continuing;

(iv)                              in addition to the issuance of Capital Stock permitted in Section 9.7(b)(iii) above, the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to a stock option plan or 401(k) plan of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock option plan or 401(k) plan which would result in a Change of Control or other Event of Default;

(v)                                 the termination of any Hedge Agreements or Bank Product Provider Hedge Agreements; and

(vi)                              the disposition by Borrowers and Guarantors of owned Real Property and improvements thereon which are subject to the lien of the Term Loan Agent pursuant to and in accordance with the terms of the Term Loan Agreement, provided, that, Agent shall have received not less than twenty (20) Business Days prior written notice of such proposed disposition;

(c)                                  wind up, liquidate or dissolve except that any Subsidiary of a Borrower or Guarantor (other than a Borrower) may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Subsidiary shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any material indenture, mortgage, deed of trust, or other agreement or instrument to which any Borrower, Guarantor or such Subsidiary is a party or may be bound, (ii)such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Subsidiary shall be duly and validly transferred and assigned to a Borrower, Guarantor (or in the case of a Subsidiary which is not a Borrower or Guarantor, to another Subsidiary which is not a Borrower or Guarantor) free and clear of any liens, restrictions or encumbrances other than the security interests and liens of Agent or other security interests, liens, restrictions or encumbrances expressly permitted hereunder (and Agent shall have received such evidence thereof as Agent may require), (iv)Agent shall have received copies of all documents and agreements of such Subsidiary to be filed with any Governmental Authority or otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the Person which is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder or such obligations or liabilities are not prohibited under this Agreement or any of the other Financing Agreements, (vi) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Subsidiary to wind up, liquidate or dissolve, (vii) Agent shall have received copies of such deeds, assignments or other agreements as Agent may reasonably request to evidence and confirm the transfer of such assets from the Subsidiary which is liquidating to a Borrower, and (viii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; or

(d)                                 agree to do any of the foregoing (unless such agreement has been consented to in writing by Agent or includes as a condition to the effectiveness of such agreement that Agent’s consent thereto be obtained).

9.8                                 Encumbrances. (a) Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except:

(i)                                     the security interests and liens of Agent for itself and the benefit of Secured Parties;

(ii)                                  liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(iii)                               non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower’s or Guarantor’s business to the extent:  such liens secure indebtedness which is not overdue or such liens secure indebtedness relating to claims or liabilities which are fully insured (other than the payment by such Borrower of the deductible with respect to such claim, which deductible/self insurance retention shall not exceed $250,000) and being defended at the sole cost and expense and at the sole risk of the insurer or which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(iv)                              zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(v)                                 purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property, in each case, acquired after the date hereof so long as such security interests and mortgages do not apply to any property of a Borrower or Guarantor other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(vi)                              setoff or credit balances of any Borrower with Credit Card Issuers, but not liens on or rights of setoff against any other property or assets of such Borrower pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of such Borrower to the Credit Card Issuers as a result of fees and chargebacks;

(vii)                           pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor as of the date hereof;

(viii)                        pledges and deposits of cash by any Borrower or Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall not have any rights in or to, or other interest in, any of the Collateral;

(ix)                                liens arising from (A)operating leases and the precautionary UCC financing statement filings in respect thereof and (B) equipment or other materials which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

(x)                                   judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (A) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (B) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, and (C) a stay of enforcement of any such liens is in effect;

(xi)                                liens and security interests on assets of Borrowers and Guarantors to secure Indebtedness of Borrowers and Guarantors permitted under Sections 9.9(k) and (l) hereof, provided, that, such assets do not constitute Collateral;

(xii)                             liens and security interests to secure Indebtedness permitted under Section 9.9(p);

(xiii)                          pledges and deposits of cash by any Borrower or Guarantor to secure payment of the Existing Letter of Credit referred to in Section 9.9(n) hereof; and

(xiv)                         (A) prior to the Second Facility Reserve Reduction Date, liens and security interests on assets of Borrowers and Guarantors in connection with Synthetic Lease Facility Agreements, provided, that, liens on the Collateral shall only be permitted so long as Lenders (or their Affiliates, as provided in Section 14.7(a) hereof) are the sole holders of the Tranche A Notes (as such term is defined in the Synthetic Lease Facility Agreements) and such liens are subject to the terms of the Synthetic Lease Facility Intercreditor Agreement; and (B) upon the occurrence of the Second Facility Reserve Reduction Date and at anytime thereafter liens and security interests on assets and property of Borrowers and Guarantors (other than Collateral) in connection with Synthetic Lease Facility Agreements pursuant to the guaranty permitted to be made pursuant to Section 9.9(v) hereof;

(xv)                            Intentionally deleted;

(xvi)                         liens and security interests on Accounts, Inventory and certain other personal property of the Borrowers and Guarantors pursuant to, and as more particularly described in, the PNC Credit Card Documents, and subject to the terms of the PNC Intercreditor Agreement;

(xvii)                      the security interests and liens set forth on Schedule 8.4 to the Information Certificate;

(xviii)                   liens and security interests on Real Property of Borrowers and Guarantors to secured Indebtedness of Borrowers and Guarantors permitted under Section 9.9(t) hereof, provided, that, (A) such Real Property does not constitute Collateral; and (B) Agent shall have received, prior to or contemporaneously with the grant of any such lien or security interest on the Real Property of any Borrower or Guarantor, a Collateral Access Agreement with respect to such Real Property duly executed by the holder of such indebtedness, in form and substance satisfactory to Agent; and

(xix)                           the security interests in and mortgages and liens upon the owned Real Property (including rights under contracts with third parties for services necessary to the operation of such Real Property) of Borrowers and Guarantors in favor of Term Loan Agent, on behalf of itself and the Term Loan Lenders to secure the Indebtedness permitted under Section 9.9(w) hereof (and any Refinancing Indebtedness in replacement thereof), provided, that, (A) such assets do not constitute Collateral, and (B) Agent has received a Collateral Access Agreement with respect to all such property subject to the lien in favor of the Term Loan Agent, in form and substance satisfactory to Agent, executed by the Term Loan Agent;

(xx)                              the security interests in and mortgages and liens upon the real property (including the rights under contracts with third parties for services necessary to the operation of such real property) of Colchester LLC, to secure the Indebtedness permitted under Section 9.9(x) hereof (and any Refinancing Indebtedness in replacement thereof), provided, that, (A) such assets do not constitute Collateral, and (B) to the extent Collateral is located on such real property, Agent has received a duly executed Collateral Access Agreement from the owner of such property, in form and substance satisfactory to Agent;

(b)                                 Notwithstanding anything to the contrary set forth in Sections 9.8(a), Borrowers and Guarantors shall not create, grant or suffer to exist any liens, security interests or other encumbrances upon the Capital Stock of any of their Subsidiaries, provided, that, such restriction shall not apply to the Capital Stock of Colchester.

9.9                                 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:

(a)                                  the Obligations;

(b)                                 purchase money Indebtedness (including Capital Leases) to the extent incurred or secured by liens (including Capital Leases) permitted under Section 9.8(a)(v) hereof;

(c)                                  unsecured Indebtedness of a Borrower to any other Borrower arising after the date hereof pursuant to loans by such Borrower to such other Borrower to the extent permitted under Section 9.10(c) hereof,

(d)                                 unsecured Indebtedness of a Borrower to any Guarantor arising after the date hereof pursuant to loans by such Guarantor to such Borrower to the extent permitted under Section 9.10(f) hereof;

(e)                                  unsecured Indebtedness of a Guarantor or a Subsidiary of any Guarantor (other than a Borrower) to any Borrower arising after the date hereof pursuant to loans by such Borrower to such Guarantor to the extent permitted under Section 9.10(e) hereof,

(f)                                    Indebtedness of any Subsidiary of Pep Boys, other than Borrowers and Guarantors, provided, that, (i) as to any such Indebtedness, Borrowers and Guarantors shall not be directly or indirectly liable (by virtue of such Borrower or Guarantor being the primary obligor on, guarantor of, or otherwise liable in any respect of such Indebtedness), (ii) the occurrence of a default with respect thereto shall not result in, or permit any holder of any

Indebtedness of any Borrower or Guarantor to declare a default on Indebtedness of any Borrower or Guarantor or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (iii) the aggregate amount of all of such Indebtedness shall not exceed $15,000,000 at any time outstanding;

(g)                                 Indebtedness of Borrowers, Guarantors or any of their respective Subsidiaries under Hedge Agreements (other than Bank Product Provider Hedge Agreements); provided, that, such arrangements are with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000 and are not for speculative purposes and such Indebtedness shall be unsecured;

(h)                                 Intentionally Deleted.

(i)                                     Indebtedness of Pep Boys evidenced by or arising under the Pep Boys 2004 Senior Subordinated Note Indenture (as in effect on the date hereof), provided, that:

(i)                                     the aggregate principal amount of such Indebtedness shall not exceed $200,000,000, less the aggregate amount of all repayments, repurchases or redemptions thereof, whether optional or mandatory, plus interest thereon at the applicable rates provided in the 2004 Senior Subordinated Note Indenture as in effect on the date hereof,

(ii)                                  such Indebtedness is and shall remain unsecured;

(iii)                               such Indebtedness is and shall remain, in all respects, subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full of all of the Obligations,

(iv)                              the Obligations shall at all times constitute “Senior Indebtedness” as such term is defined in the 2004 Senior Subordinated Note Indenture and shall be entitled to all of the rights and benefits of Senior Indebtedness under the terms thereof,

(v)                                 Pep Boys shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except, that, Pep Boys may make regularly scheduled payments of interest, on an unaccelerated basis, in respect of such Indebtedness in accordance with the terms of the 2004 Senior Subordinated Note Indenture (as in effect on the date hereof) and payments otherwise permitted pursuant to Section 9.9(i)(vi)(B),

(vi)                              Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness, except, that, Borrowers may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith, or to make the provisions thereof less restrictive or burdensome than the terms or conditions of the 2004 Senior Subordinated Indenture as in effect on the date hereof, or (B) make optional prepayments of principal or redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, Borrowers may make optional prepayments of principal or redeem, retire, defease, purchase or otherwise acquire such Indebtedness, provided, that, as to any such payment each of the following conditions is satisfied as determined by Agent: (1) as of the date of such payment and after giving effect thereto, Excess Availability for each of the immediately preceding thirty (30) consecutive days shall have been not less than $25,000,000, and (2) as of the date of such payment and after giving effect thereto, the Excess Availability shall be not less than $25,000,000 and as of the date of such payment and after giving effect thereto, no Default or Event of Default shall exist or be continuing, and, except that Pep Boys may redeem or retire such Indebtedness with proceeds of Refinancing Indebtedness with respect thereto as permitted in this Section 9.9(l) hereof, and

(vii)                           Borrowers shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(j)                                     the Indebtedness of Borrowers, Guarantors and their Subsidiaries set forth on Schedule 9.9 to the Information Certificate; provided, that, (i) except as otherwise provided in clauses (ii) and (iv) below, the Borrower, Guarantor or Subsidiary obligated on such Indebtedness may only make regularly scheduled or other mandatory payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) such Borrower, Guarantor or Subsidiary obligated on such Indebtedness may make optional prepayments in respect of such Indebtedness, provided, that, each of the following conditions is satisfied as determined by Agent:  (A) as of the date of such payment and after giving effect thereto, Excess Availability for each of the immediately preceding thirty (30) consecutive days shall have been not less than $25,000,000, and as of the date of such payment and after giving effect thereto, Excess Availability shall be not less than $25,000,000, and (B) as of the date of such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iii) such Borrower, Guarantor or Subsidiary shall not amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, such Borrower, Guarantor or Subsidiary, as the case may be, may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make the provisions thereof less restrictive or burdensome than the terms or conditions of such Indebtedness as in effect on the date hereof, (iv) such Borrower, Guarantor or Subsidiary shall not, directly or indirectly, redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (except as expressly required pursuant to the terms thereof, or with proceeds of any Refinancing Indebtedness permitted hereunder), and (v) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by a Borrower, Guarantor, or Subsidiary or on its behalf, promptly after the receipt thereof, or sent by a Borrower, Guarantor, Subsidiary or on its behalf, concurrently with the sending thereof, as the case may be;

(k)                                  Indebtedness of any Borrower or Guarantor for borrowed money (other than Indebtedness permitted under Sections 9.9(a) through (j) and (l) through (t) hereof), arising after August 1, 2003 owing to any person (other than to a Borrower, Guarantor or Subsidiary) in an aggregate amount not to exceed $250,000,000 at any time outstanding for all Borrowers and Guarantors; provided, that, as to each and all of such Indebtedness: (i) Agent shall have received not less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the person to whom such Indebtedness will be owed and the anticipated interest rate, schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may request, (ii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) such Indebtedness shall be incurred by such Borrower or Guarantor at commercially reasonable rates and terms in a bona fide arms’ length transaction, (iv) if any of such Indebtedness is to be secured by any assets of such Borrower or Guarantor, then (A) the security interests and liens on the assets of such Borrower or Guarantor in favor of such person to secure such Indebtedness shall not be on any of the Collateral, and (B) Borrowers and Guarantors shall use their best efforts to obtain a Collateral Access Agreement executed by such Person in favor of Agent, (v) such Indebtedness shall not at any time include terms and conditions which in any manner adversely affect Agent or any rights of Agent as determined in good faith by Agent and confirmed by Agent to Borrowers and Guarantors in writing, (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred, (vii) Borrowers and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness, except, that, Borrowers and Guarantors may make optional prepayments of principal or redeem, retire, defease, purchase or otherwise acquire such Indebtedness, provided, that, each of the following conditions is satisfied as determined by Agent: (1) as of the date of such payment and after giving effect thereto, Excess Availability for each of the immediately preceding thirty (30) consecutive days shall have been not less than $25,000,000, and as of the date of such payment and after giving effect thereto, the Excess Availability shall be not less than $25,000,000 and (2) as of the date of such payment and after giving effect thereto, no Default or Event of Default shall exist or be continuing, (viii) Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of the agreements with respect to such Indebtedness, except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof in such manner as would be permitted under Subsections (i) through (vii) of this Section 9.9(k) (as determined in good faith by Agent), and (ix) Borrowers shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor on its behalf, concurrently with the sending thereof, as the case may be;

(l)                                     Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for, Indebtedness permitted under Section 9.9(b), Section 9.9(f), Section 9.9(g), Section 9.9(i), Section 9.9(j), Section 9.9(k), Section 9.9 (q), Section 9.9(s), Section 9.9(w) and Section 9.9(x) (the “Refinancing Indebtedness”); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the anticipated amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may request, (ii)

promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) such Indebtedness incurred by any Borrower or Guarantor shall be at rates and with fees or other charges no higher or greater than the prevailing market rates of interest, charges and fees at the time of incurrence of such Refinancing Indebtedness, (iv) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for, (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (vi) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of and interest on the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith), (vii) the Refinancing Indebtedness shall be subject to the same restrictions and terms and conditions set forth in this Agreement as the Indebtedness so refinanced, except as otherwise expressly modified or permitted under this Section 9.9(l), (viii) the Refinancing Indebtedness may be secured by assets other than Collateral, (ix) Borrowers and Guarantors shall use their best efforts to obtain a Collateral Access Agreement executed by such Person in favor of Agent, (x) the Refinancing Indebtedness shall not at any time include any terms that include any limitation on the right of Borrowers to request or receive Loans or Letter of Credit Accommodations or the right of Borrowers or Guarantors to amend, modify, supplement, replace, renew or extend any of the terms or conditions of this Agreement, any of the other Financing Agreements, the Synthetic Lease Facility Agreements or otherwise in any way adversely affect the arrangements of Borrowers and Guarantors with Agent and Lenders and such Refinancing Indebtedness shall not at any time include terms and conditions which in any manner adversely affect Agent or any rights of Agent and Lenders as determined by Agent in good faith, and (xi) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor, concurrently with the sending thereof, as the case may be;

(m)                               Indebtedness to the extent incurred or secured by pledges and deposits of cash permitted under Section 9.8(a)(viii) hereof;

(n)                                 Intentionally deleted;

(o)                                 Indebtedness of Pep Boys owing to Colchester evidenced by a Demand Promissory Note, dated March 2, 1995, provided, that:

(i)                                     as of June 1, 2007, the principal amount of such outstanding Indebtedness is $63,497,781;

(ii)                                  such Indebtedness is and shall remain unsecured;

(iii)                               Borrowers or Guarantors shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except, that, Borrowers may make (A) payments of principal in an amount equal to (1) the amounts of insurance claims that Colchester is then required to pay on behalf of the insurance policies issued by it for which it does not have funds, and (2) the amount of any insurance premiums then due and payable by Pep Boys to Colchester, and (B) regularly scheduled payments of interest, on an unaccelerated basis, in respect of such Indebtedness;

(iv)                              Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness, except, that, Borrowers may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate in connection therewith, and

(v)                                 Borrowers shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(p)                                 Indebtedness of any Borrower for borrowed money (other than Indebtedness permitted under Sections 9.9(b) and (l) hereof) arising after the date hereof, owing to any person, arising in connection with the financing of assets (other than Collateral) of such Borrower purchased by such Borrower for cash no more than 360 days prior to the date of the incurrence of such Indebtedness; provided, that, as to each and all of such indebtedness: (i) Agent shall have received not less than ten (10) Business Days prior written notice of the intention to incur such indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the person to whom such indebtedness will be owed, the anticipated amount of such indebtedness, interest rate, schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may request, (ii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) such indebtedness shall be incurred by such Borrower at commercially reasonable rates and terms in a bona fide arms’ length transaction, (iv) (A) security interests and mortgages do not apply to Collateral or to any other property of such Borrower other than the property so acquired, and the Indebtedness secured thereby does not exceed the cost of the asset, as the case may be, and (B) Agent shall have received, in form and substance satisfactory to Agent, if required by Agent, in good faith, a Collateral Access Agreement executed by such Person in favor of Agent, (v) such indebtedness shall not at any time include terms and conditions which in any manner adversely affect Agent or any rights of Agent as determined in good faith by Agent and confirmed by Agent to Borrower in writing, (vi) as of the date of incurring such indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred, (vii) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness, (viii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such indebtedness, except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such indebtedness (other than pursuant to payments thereof), or to release any liens or security interests in any assets of Borrower which secure such indebtedness (if any), or to reduce the rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (ix) Borrower shall furnish to Agent all notices or demands in connection with such indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower on its behalf, concurrently with the sending thereof, as the case may be.

(q)                                 Intentionally deleted;

(r)                                    Indebtedness of any Borrower or Guarantor entered into in the ordinary course of business pursuant to a Bank Product Provider Hedge Agreement; and

(s)                                  Indebtedness of Pep Boys evidenced by or arising under the PNC Credit Card Documents (as in effect on November 16, 2005), provided, that:

(i)                                     the principal amount of such Indebtedness shall not exceed $7,500,000 at any time, plus interest thereon and fees with respect thereto at the rates provided in PNC Credit Card Documents (as in effect on November 16, 2005),

(ii)                                  Pep Boys shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except, that, Pep Boys may make regularly scheduled payments of principal and interest, in respect of such Indebtedness in accordance with the terms of the PNC Credit Card Documents (as in effect on November 16, 2005) and payments otherwise permitted pursuant to Section 9.9(s)(iii)(B) hereof;

(iii)                               Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness or any of the PNC Credit Card Documents (as in effect on November 16, 2005), except, that, Borrowers may, after prior written notice to Agent, amend, modify, alter or change the terms thereof as permitted in accordance with Section 3.1(b) of the PNC Intercreditor Agreement, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith, or to make the provisions thereof less restrictive or burdensome than the terms or conditions of the PNC Credit Card Documents (as in effect on November 16, 2005), or (B) make optional prepayments of principal or redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, Borrowers may make optional prepayments of principal or redeem, retire, defease, purchase or otherwise acquire such Indebtedness, provided, that, as to any such payment each of the following conditions is satisfied as determined by Agent: (1) as of the date of such payment and after giving effect thereto, Excess Availability for each of the immediately preceding thirty (30) consecutive days shall have been not less than $25,000,000, and (2) as of the date of such payment and after giving effect thereto, the Excess Availability shall be not less than $25,000,000 and as of the date of such payment and after giving effect thereto, no Default or Event of Default shall exist or be continuing, and, except that Pep Boys may redeem or retire such Indebtedness with proceeds of Refinancing Indebtedness with respect thereto as permitted in Section 9.9(l) hereof.

(t)                                    Indebtedness of Borrowers entered into in the ordinary course of business pursuant to all Trade Payables Agreement, provided, that, as to each and all of such Indebtedness:

(i)                                     Agent shall have received not less than five (5) Business Days prior written notice of the Borrowers intention to enter into such Trade Payables Agreement,

(ii)                                  Agent shall have received true, correct and complete copies of the such Trade Payables Agreement and any amendments, supplements or other agreements, related thereto, as duly authorized, executed and delivered by the parties thereto,

(iii)                               such Indebtedness shall be incurred by Borrowers at commercially reasonable rates and terms in a bona fide arms’ length transaction,

(iv)                              all of such indebtedness is unsecured by any assets of any Borrower or Guarantor,

(v)                                 such indebtedness shall not at any time include terms and conditions which in any manner adversely affect Agent or any rights of Agent as determined in good faith by Agent and confirmed by Agent to Borrowers in writing,

(vi)                              as of the date of incurring such indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred,

(vii)                           Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such indebtedness, except, that, Borrowers may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such indebtedness (other than pursuant to payments thereof), or to reduce the rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to Borrowers or otherwise more favorable to Borrowers (as determined in good faith by Agent), or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or, except for the posting of Letters of Credit or cash deposits, set aside or otherwise deposit or invest any sums for such purpose, and (viii) Borrowers shall furnish to Agent all notices or demands in connection with such indebtedness either received by any Borrower or on their behalf promptly after the receipt thereof, or sent by any Borrower on its behalf, concurrently with the sending thereof, as the case may be, and

(ix)                                the aggregate maximum commitments for purchase by all of the financial institutions parties to Trade Payable Agreements of receivables owing to suppliers of Borrowers and Guarantors pursuant to the terms of the Trade Payables Agreements shall not exceed the aggregate unpaid face amount of $100,000,000 (except as such amount shall be increased by the agreement of Agent and Administrative Borrower); as of the date hereof, the aggregate maximum commitment amount with respect to all Trade Payables Agreements in force and effect on the date hereof is $85,000,000;

(u)                                 Indebtedness of Pep Boys entered into in the ordinary course of business pursuant to the Lombard Progress Payment Rider, provided, that, as to each and all of such indebtedness: (i) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such indebtedness, as duly authorized, executed and delivered by the parties thereto, (ii) such indebtedness shall be incurred by Borrowers’ at commercially reasonable rates and terms in a bona fide arms’ length transaction, (iii) all of such indebtedness is unsecured by any assets of any Borrower or Guarantor, (iv) such indebtedness shall not at any time include terms and conditions which in any manner adversely affect Agent or any rights of Agent as determined in good faith by Agent and confirmed by Agent to Borrowers in writing, (v) as of the date of incurring such indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred, (vi) Borrowers may only make regularly scheduled payments of principal and interest in respect of such indebtedness, (vii) Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such indebtedness, except, that, Borrowers may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such indebtedness (other than pursuant to payments thereof), or to reduce the rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to Borrowers or otherwise more favorable to Borrowers (as determined in good faith by Agent), or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (viii) Borrowers shall furnish to Agent all notices or demands in connection with such indebtedness either received by any Borrower or on their behalf promptly after the receipt thereof, or sent by any Borrower on its behalf, concurrently with the sending thereof, as the case may be;

(v)                                 upon the occurrence of the Second Facility Reserve Reduction Date, any guarantee made by Borrowers and Guarantors of obligations owing under the Synthetic Lease Facility Agreements, provided, that, such Indebtedness is not secured by assets or properties of the Borrowers and Guarantors other than as permitted in Section 9.8(a)(xiv)(B) hereof and the principal amount of Indebtedness secured thereby does not exceed Pep Boys obligations in respect of the Master Lease (as such term is defined in the Synthetic Lease Agreements);

(w)                               Indebtedness of such Borrowers and Guarantors to Term Loan Agent and Term Loan Lenders evidenced by or arising under the Term Loan Agreements (as in effect on the date hereof), provided, that:

(i)                                     the principal amount of such Indebtedness shall not exceed $319,800,000 less the aggregate amount of all repayments, repurchases or redemptions thereof, whether optional or mandatory, plus interest thereon at the rate provided in the Term Loan Agreements as in effect on the date hereof,

(ii)                                  as of the date hereof, no event of default, or event which with notice or passage of time or both would constitute an event of default exists, or has occurred under the Term Loan Agreements,

(iii)                               Agent shall have received true, correct and complete copies of all of the Term Loan Agreements, as duly authorized, executed and delivered by the parties thereto,

(iv)                              Borrowers and Guarantors shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except, that, (A) Borrower and Guarantor may make regularly scheduled payments of principal and interest and fees  and other amounts due and payable in respect of such Indebtedness (and Refinancing Indebtedness in respect thereof) in accordance with the terms of the Term Loan Agreements as in effect on the date hereof, (B) Borrower may make mandatory prepayments of principal, interest and other amounts in respect of such Indebtedness with the net cash proceeds received by any Borrower or Guarantor from the sale or other disposition or casualty loss of any of the assets subject to the lien of the Term Loan Agent provided, such dispositions are made in accordance with Section 9.7(b) hereof,

(v)                                 Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such Indebtedness, except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such Indebtedness (other than pursuant to payments thereof), or to release any liens or security interests in any assets of Borrowers and Guarantors which secure such Indebtedness (if any), or to reduce the rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to Borrowers and Guarantors or otherwise more favorable to Borrowers and Guarantors (as determined in good faith by Agent), or (B) redeem, retire, repay, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose other than as permitted in clause (iv) immediately above, except that Borrowers and Guarantors may make optional prepayments of principal or redeem, retire, defease, purchase or otherwise acquire such Indebtedness, provided, that, each of the following conditions is satisfied as determined by Agent: (1) as of the date of such payment and after giving effect thereto, Excess Availability for each of the immediately preceding thirty (30) consecutive days shall have been not less than $25,000,000, and as of the date of such payment and after giving effect thereto, the Excess Availability shall be not less than $25,000,000 and (2) as of the date of such payment and after giving effect thereto, no Default or Event of Default shall exist or be continuing, and

(vi)                              Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor; and

(x)                                   Indebtedness of Colchester to Persons other than Affiliates, provided, that,

(i)                                     the principal amount of such Indebtedness shall not exceed $15,000,000 in the aggregate at any time outstanding, plus interest thereon,

(ii)                                  Agent, at its request, shall have received true, correct and complete copies of all of the documents relating to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, and

(iii)                               Borrowers and Guarantors shall not, directly or indirectly guarantee such Indebtedness or make, or be required to make, any payments in respect of such Indebtedness,

9.10                           Loans, Investments, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a)                                  the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)                                 investments in cash or Cash Equivalents, provided, that, as to any of the foregoing, unless waived in writing by Agent, each Borrower, Guarantor or Subsidiary, as the case may be, shall take such actions as are deemed necessary by Agent to perfect the security interest of Agent in such investments, except that, each Borrower, Guarantor or Subsidiary, as the case may be, may make investments of the cash proceeds of any sale of its property (to the extent such disposition is permitted herein) other than Collateral, without taking actions to perfect the security interests of Agent in such investments;

(c)                                  loans by a Borrower to any other Borrower after the date hereof, provided, that, as to any such loan, (i) each month Borrowers shall provide to Agent a report in form and substance reasonably satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (ii) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (iii) as of the date of any such loan and after giving effect thereto, the Borrower making such loan shall be Solvent; and (iv) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(d)                                 any guaranties by any Borrower or Guarantor or other assumptions or endorsements of Indebtedness constituting permitted Indebtedness under Section 9.9 hereof;

(e)                                  loans by a Guarantor (or a Subsidiary of a Guarantor or a Borrower other than a Borrower) to a Borrower after the date hereof, provided, that, as to any such loan (i) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (ii) Agent shall have received, in form and substance satisfactory to Agent, a subordination agreement providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor or Subsidiary (as the case may be) and such Borrower, (iii) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness, (iv) each month Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, and (v) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require;

(f)                                    loans by a Borrower to a Guarantor; provided, that, as to any such loan, (i) each month Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (ii) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, and (iii) as of the date of the making of such loan and after giving effect thereto, the Borrower making such loan shall be Solvent;

(g)                                 the formation or acquisition by a Borrower or Guarantor after the date hereof of one or more Subsidiaries incorporated or organized under the laws of any State of the United States of America; provided, that: (i) such Borrower or Guarantor (as the case may be) shall cause any such Subsidiary to execute and deliver to Agent, in form and substance satisfactory to Agent, (A) an absolute and unconditional guarantee of payment of the Obligations, (B) a security agreement granting to Agent for itself and the ratable benefit of Lenders a first security interest and lien (except as otherwise consented to in writing by Agent) upon property of any such Subsidiary constituting the same items or types of property set forth in Section 5 hereof, (C) related UCC financing statements, and (D) such other agreements, documents and instruments as Agent may require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing Indebtedness of such new Subsidiaries to Agent, (ii) the Subsidiary formed or acquired shall be engaged in a business related, ancillary or complimentary to the businesses of Borrowers as conducted on the date hereof, (iii) in the case of loans and advances, the original of any promissory note or other instrument evidencing the Indebtedness arising pursuant to such loans and advances shall be delivered, or caused to be delivered, to Agent, at Agent’s option, together with an appropriate endorsement and with full recourse to the payee thereof, and (iv) Agent shall have received (A) not less than ten (10) Business Days’ prior written notice of the formation or acquisition of any such Subsidiary and such information with respect thereto as Agent may request, and (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (v) as of the date of any such loan, advance, capital contribution or other investment or payment, no Default or Event of Default shall exist or have occurred and be continuing;

(h)                                 the existing equity investments of Borrowers, Guarantors and their Subsidiaries as of the date hereof in their respective Subsidiaries, provided, that, Borrowers and Guarantors shall have no further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(i)                                     stock or obligations issued to any Borrower, Guarantor or any of their respective Subsidiaries by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to any Borrower or Subsidiary in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, prior to an Event of Default, if the amount or value thereof is greater than $100,000, or the amount or value of all of such stock and instruments in the aggregate is greater than $250,000, and after an Event of Default, regardless of the amount or value thereof, the original of any such stock or instrument evidencing such obligations to a Borrower, Guarantor or any Subsidiary shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Borrower or as Agent may request;

(j)                                     obligations of account debtors to any Borrower, Guarantor or Subsidiaries arising from Accounts which are past due provided, that, such Borrower, Guarantor or Subsidiary, as the case may be, uses its best efforts to evidence such obligations, to the extent such obligations exceed $100,000, with a promissory note made by such account debtor payable to such Borrower or Subsidiary, as the case may be; provided, that, prior to an Event of Default, if the amount of such note is greater than $100,000, or the amount of all of such notes in the aggregate is greater than $250,000, and after an Event of Default, regardless of the amount thereof, promptly upon the receipt of the original of any such promissory note by a Borrower to a Borrower, Guarantor or any Subsidiary such promissory note shall be endorsed to the order of Agent by such Borrower to a Borrower, Guarantor or any Subsidiary and promptly delivered to Agent as so endorsed;

(k)                                  loans or advances by any Borrower, Guarantor or any of their respective Subsidiaries to any of its employees, after the date hereof, not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary’s business for reasonable and necessary work-related travel and other ordinary business expenses to be incurred by such employees in connection with their employment with such Borrower, Guarantor or Subsidiary, as the case may be;

(l)                                     any investments of any Borrower, Guarantor or any of their respective Subsidiaries in (i) Hedge Agreements permitted under Section 9.9(r) hereof and (ii) swap agreements, cap agreements, collar agreements, exchange agreements futures or forward hedging contracts or similar contractual arrangements intended to protect a Person against fluctuations in interest rates, currency exchange rates or the price of raw materials and other chemical products used or produced in the business of any Borrower; provided, that, with respect to the arrangements described in clause (ii) hereof, such arrangements are with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000 and are not for speculative purposes and are unsecured;

(m)                               loans by any Subsidiary of Pep Boys (other than a Borrower or Guarantor) to any other Subsidiary of Pep Boys (other than a Borrower or Guarantor);

(n)                                 the existing loans, advances and guarantees set forth on Schedule 9.10 to the Information Certificate, provided, that, as to such loans, advances and guarantees, (i) Borrowers, Guarantors, or their respective Subsidiaries, as the case may be, shall not, directly or indirectly, (A) amend, modify, alter or change in any material respect the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, except, that, such Borrower, Guarantor or Subsidiary, as the case may be, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such indebtedness (other than pursuant to payments thereof), or to release any liens or security interests in any assets of Borrower which secure such indebtedness (if any), or to reduce the rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to Borrower or otherwise more favorable to Borrower, Guarantor or Subsidiary, as the case may be, (as determined in good faith by Agent), or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose (except as expressly required pursuant to the terms thereof or pursuant to regularly scheduled payments permitted herein) and (ii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such loans, advances or guarantees either received by a Borrower, Guarantor or Subsidiary on its behalf, promptly after the receipt thereof, or sent by a Borrower, Guarantor or Subsidiary on its behalf, concurrently with the sending thereof, as the case may be;

(o)                                 investments (including, without limitation, any loan, advance, capital contribution or other investment or payment) in joint ventures or other Persons (each a “Business Enterprise”) by Pep Boys for the purpose of development, creation and operation of an internet business; provided, that: (i) each such Business Enterprise is entered into with a Person who is not an Affiliate, (ii) the Business Enterprise shall be engaged in a business related, ancillary or complimentary to the businesses of Borrowers as conducted on the date hereof, (iii) Agent shall have received (A) (1) in the event the initial investment (whether characterized by loans, capital contributions, letters of credit or otherwise) in the Business Enterprise is not in excess of $5,000,000, not more than two (2) Business Days’ written notice after the date of such investment, and such other information with respect thereto as Agent may reasonably request, or (2) in the event such initial investment is to be equal to or greater than $5,000,000, not less than ten (10) Business Days prior written notice of such investment in such Business Enterprise, and such other information with respect thereto as Agent may reasonably request and (B) true, correct and complete copies of all agreements, documents and instruments relating thereto, (iv) in the case of loans and advances, the original of any promissory note or other instrument evidencing the Indebtedness arising pursuant to such loans and advances shall be delivered, or caused to be delivered, to Agent, at Agent’s option, together with an appropriate endorsement and with full recourse to the payee thereof, (v) so long as a Cash Dominion Event is continuing, in no event shall the total amount of investments made by Pep Boys in all such Business Enterprises be in excess of $15,000,000 in each fiscal year, (vi) the total amount of all such investments in such Business Enterprises shall not exceed $50,000,000 in the aggregate at any time, and (vii) Agent shall receive a monthly report in form and substance satisfactory to Agent of the amount of such investment and such other information with respect thereto as Agent may reasonably request and (viii) as of the date of any such loan, advance, capital contribution or other investment or payment, no Default or Event of Default shall exist or have occurred and be continuing;

(p)                                 the existing loans by Pep Boys to the Flexi-Trust, pursuant to the terms and conditions of the Flexi-Trust Agreement in effect on the date hereof;

(q)                                 repurchases and redemptions of Capital Stock permitted pursuant to Section 9.11(c); and

(r)                                    the loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans and advances, Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such loans and advances either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

9.11                           Dividends and Redemptions. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of such Borrower, Guarantor or Subsidiary now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

(a)                                  any Subsidiary of a Borrower may pay dividends to such Borrower or another Subsidiary and any Subsidiary of a Borrower (other than a Borrower) may redeem or repurchase any of its Capital Stock by making payments to a Borrower;

(b)                                 any Borrower or Guarantor may pay dividends or may redeem or repurchase any of its Capital Stock for consideration consisting of common stock;

(c)                                  any Borrower or Guarantor may pay dividends or may redeem or repurchase any of its Capital Stock, provided, that, as to any payment of such dividend or for such redemption or repurchase each of the following conditions is satisfied:

(i)                                     such payment shall be made with funds legally available therefor,

(ii)                                  such dividend or redemption or repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which a Borrower or Guarantor is a party or by which a Borrower or Guarantor or its properties are bound,

(iii)                               as of the date of the payment of such dividend or redemption or repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred; and

(iv)                              in the case of redemptions and repurchases, as of the day of the redemption or repurchase and after giving effect thereto, the Excess Availability, as of the date of any such payment and after giving effect thereto, shall be not less than $25,000,000.

9.12                           Transactions with Affiliates. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly:

(a)                                  purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, employee, shareholder, director, agent or any other Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s, Guarantor’s or Subsidiary’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower, Guarantor or Subsidiary than it would obtain in a comparable arm’s length transaction with a person that is not an Affiliate, except, that (i) in the case of such transactions between Borrowers, then upon fair and reasonable terms consistent with the current practices of such Borrowers, as of the date hereof, (ii) in the case of sales of property by Borrowers or Guarantors to the Business Enterprises referred to in Section 9.10(o) upon fair and reasonable terms no more favorable than such Business Enterprises would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (iii) Pep Boys may sell its Capital Stock to the Flexi-Trust in accordance with the Flexi-Trust Agreement, and (iv) Borrowers and Guarantors may lease Real Property from Colchester, as the case may be, provided, that, (A) Agent has reviewed and approved any such lease(s) prior to its execution by the parties thereto and that such lease is on terms and conditions acceptable to the Agent, and that such lease at a minimum provides that (1) so long as the Financing Agreements are in effect, no amendments may be made to such lease without the prior written approval of the Agent, (2) in the event that Colchester (or any successor in interest), mortgages any of its Real Property, Agent may request, at its option, that Borrowers and Guarantors shall receive contemporaneously with the consummation of any such financing, a Subordination and Non-Disturbance Agreement duly executed by the mortgagee, and (B) Colchester, shall execute and deliver a Collateral Access Agreement in form and substance satisfactory to Agent, or

(b)                                 make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of any Borrower or Guarantor except (i) compensation to officers, employees and directors for services rendered to such Borrower, Guarantor or Subsidiary, as the case may be, in the ordinary course of business, (ii) payments by a Borrower to any other Borrower in respect of Indebtedness arising pursuant to loans made by such Borrower to the extent such Indebtedness is permitted under Section 9.9 hereof, and (iii)payments by a Borrower (other than Pep Boys) or Guarantor to Pep Boys for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Pep Boys on behalf of the other Borrowers or Guarantors and their Subsidiaries in the ordinary course of their respective businesses or as the same may be directly attributable to such Borrowers or other Guarantor.

9.13                           Compliance with ERISA. Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates, to: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty

Corporation of any such Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation except as to (a) through (g) above, where the failure to comply would not have a reasonable likelihood of having a Material Adverse Effect.

9.14                           End of Fiscal Years; Fiscal Quarters. Pep Boys shall, for financial reporting purposes, and shall cause each of its Subsidiaries’(a) fiscal years to end on the Saturday closest to the 31st day of January of each year, and (b) fiscal quarters to end on the last day of the thirteenth (13th) week following the end of the immediately preceding fiscal quarter, provided, that, the end of the fourth fiscal quarter shall be on the last day of the fourteenth (14th) week following the end of the third fiscal quarter whenever necessary to have the fourth fiscal quarter end on the Saturday closest to January 31 of each year.

9.15                           Change in Business. Pep Boys and its Subsidiaries shall not engage in any business other than the business of Pep Boys and its Subsidiaries on the date hereof and any business reasonably related, ancillary or complimentary to the business in which was engaged as of September 22, 2000.

9.16                           Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets constituting Collateral to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) liens permitted under this Agreement (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (vi) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, and the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17                           Minimum EBITDA. As of the end of the month after the occurrence of a Minimum EBITDA Maintenance Event, Pep boys and its Subsidiaries (inclusive of Colchester), shall have consolidated EBITDA for twelve (12) consecutive months then ended of at least the amount set forth next to such month indicated on Schedule 9.17 annexed hereto.

9.18                           Intentionally Deleted.

9.19                           Credit Card Agreements. Each Borrower shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; (b) not do, permit, suffer or refrain from doing anything, as a result of which there could be a material default under or breach of any of the terms of any of the Credit Card Agreements and (c) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements except where such amendment, modification, or waiver would not have a Material Adverse Effect, or consent to or permit to occur any of the foregoing; except, that, (i) any such Borrower may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of such Borrower; provided, that, such Borrower shall give Agent not less than fifteen (15) days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (d) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless (i) Agent shall have received not less than fifteen (15) days prior written notice of the intention of such Borrower to enter into such agreement (together with such other information with respect thereto as Agent may request) and (ii) such Borrower delivers, or causes to be delivered to Agent, a Credit Card Acknowledgment in favor of Agent; (e) give Agent immediate written notice of any Credit Card Agreement entered into by such Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may reasonably request; and (f) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

9.20                           Sale and Leasebacks. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby such Borrower, Guarantor or Subsidiary, as the case may be, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (except to the extent of Capital Leases permitted under Section 9.9(b) hereof), except, that, Borrowers may enter into such arrangements provided, that, each of the following conditions is satisfied, as determined by Agent: (a) Agent shall have received not less than ten (10) Business Days’ prior written notice of any such proposed transaction, which notice shall describe the transaction in detail, and, (c) such proposed transaction shall be in compliance with the terms and conditions set forth in the 2004 Senior Subordinated Note Indenture, and (d) as of the date of any such transaction and after giving effect thereto, no Event of Default or Default shall exist or have occurred and be continuing.

9.21                           Costs and Expenses. Borrowers and Guarantors shall pay to Agent on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $850 per person per day); provided, that, so long as (i) Excess Availability is greater than $50,000,000 at all times during the preceding twelve (12) months, and no Event of Default has occurred, no more than two (2) periodic field exams shall be conducted in any consecutive twelve (12) month period, and (ii) if Excess Availability is less than $50,000,000 at any time during the preceding twelve (12) months, but not Event of Default has occurred, no more than four (4) periodic field exams shall be conducted in any consecutive twelve (12) month period; and (g) the fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

9.22                           Further Assurances. At the request of Agent, made in good faith, at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.  Agent may at any time and from time to time request a certificate from an officer of any Borrower or Guarantor representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied.  In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

9.23                           Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) each Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) each Borrower shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; and (c) each Borrower assumes all responsibility and liability arising from the use of the Equipment and Real Property.

SECTION  10.                  EVENTS OF DEFAULT AND REMEDIES

10.1                           Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)                                  (i) (1) any Borrower fails to pay when due any principal amount of the Loans or (2) any Borrower fails to pay when due any of the Obligations (other than payments of principal in respect of the Loans) within three (3) days after the due date thereof or (ii) any Borrower or Obligor fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.6, 9.14, 9.15, 9.16, 9.19 or 9.23 of this Agreement and such failure shall continue for fifteen (15) days; provided, that, such fifteen (15) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Obligor of any such covenant or (iii) any Borrower or Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b)                                 any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c)                                  any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d)                                 any judgment for the payment of money is rendered against any Borrower or Obligor in excess of $5,000,000 in any one case or in excess of $10,000,000 in the aggregate, exclusive in each case of any portion of such judgment covered by insurance, and shall remain undischarged or unvacated for a period in excess of forty-five (45) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Obligor or any of their assets;

(e)                                  any Borrower or Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business (except as otherwise expressly permitted herein);

(f)                                    any Borrower or Obligor becomes insolvent (however defined or evidenced) makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

(g)                                 a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Obligor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or any Borrower or Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h)                                 a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Obligor or for all or any part of its property;

(i)                                     any default by any Borrower or Obligor under any agreement, document or instrument relating to any Indebtedness owing to any person other than Agent and Lenders hereunder, or any Capitalized Lease, or any of the Synthetic Lease Facility Agreements, which results in the right of the holder of such obligation or indebtedness to accelerate indebtedness owing to such holder in an amount equal to at least $5,000,000 or any default by any Borrower or Obligor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and would have a Material Adverse Effect or any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to any Borrower to fund a reserve account or otherwise hold as collateral, or shall require any Borrower or any Guarantor to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Borrower or Guarantor shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $2,000,000 or any Credit Card Issuer or Credit Card Processor shall debit or deduct any amounts from any deposit account of any Borrower or Guarantor;

(j)                                     an ERISA Event shall occur;

(k)                                  any Change of Control;

(l)                                     the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of a Borrower or Guarantor of which any Borrower, Guarantor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal or civil statute, or commencement or threatened commencement of criminal or civil proceedings by any Governmental Authority against such Borrower or Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) (A) any of the Collateral having a value in excess of $40,000,000 if such indictment or threatened indictment occurs prior to the occurrence of a Cash Dominion Event, or (B) any Collateral having a value in excess of $20,000,000, if such threatened indictment or indictment occurs upon the occurrence and during the continuance of a Cash Dominion Event or (ii) any other property of any Borrower or Guarantor which is necessary or material to the conduct of its business; or

(m)                               there shall be a material adverse change in the business, assets or financial condition of Borrowers taken as a whole after the date hereof.

10.2                           Remedies.

(a)                                  At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Obligor of this Agreement or any of the other Financing Agreements.  Subject to Section 12 hereof, Agent may, and at the written direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Obligor to collect the Obligations without prior recourse to the Collateral.

(b)                                 Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the written direction of the Required Lenders, shall (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the ratable benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require any Borrower or Obligor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Obligor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Obligors and/or (vii) terminate this Agreement.  If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent.  If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Obligors waive any other notice.  In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each

Borrower and Obligor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations.  Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

(c)                                  At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the written direction of the Required Lenders, Agent shall, enforce the rights of any Borrower or Obligor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables.  Without limiting the generality of the foregoing, Agent may, in its discretion, and upon the direction of the Required Lenders, Agent shall, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders.  At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Obligors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may reasonably require.  In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(d)                                 To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (viii) to dispose of assets in wholesale rather than retail markets, (ix) to disclaim disposition warranties, (x) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xi) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(e)                                  Upon the occurrence of an Event of Default and so long as an Event of Default is continuing, for the purpose of enabling Agent to exercise the rights and remedies hereunder with respect to the Collateral, each Borrower and Guarantor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(f)                                    Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with Section 6.4 hereof.  Borrowers and Guarantors shall remain jointly and severally liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and legal expenses.

(g)                                 Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the written direction of the Required Lenders, Agent and Lenders shall, without notice, cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrowers and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION  11.              JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1                           Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)                                  The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b)                                 Borrowers, Guarantors, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c)                                  Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts.  Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d)                                 BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)                                  Agent and Lenders shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.  In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that they acted in good faith and with the exercise of ordinary care in the performance by them of the terms of this Agreement.  Each Borrower and Guarantor: (i) certifies that neither Agent, any Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2                           Waiver of Notices. To the extent permitted by law, each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein.  No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3                           Amendments and Waivers.

(a)                                  Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower; except, that, no such amendment, waiver, discharge or termination shall:

(i)                                     reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit Accommodations, in each case without the consent of each Lender directly affected thereby,

(ii)                                  increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii)                               release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

(iv)                              reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

(v)                                 consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(vi)                              release or reduce the Facility Reserve or the Special Reserve, other than as specifically provided for herein, without the consent of Agent and all Lenders,

(vii)                           amend, modify or waive any terms of Sections 2.1(c), 11.3, 12.8 and 12.11 hereof, without the consent of Agent and all of Lenders, or

(viii)                        increase the advance rates constituting part of the Borrowing Base, without the consent of Agent and all of Lenders.

(b)                                 Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c)                                  Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Wachovia shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Wachovia of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wachovia or such Eligible Transferee as Wachovia may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto.  Wachovia shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur.  Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Wachovia, or such Eligible Transferee specified by Wachovia, shall pay to the Non-Consenting Lender (except as Wachovia and such Non-Consenting Lender may otherwise agree)the amount equal to:  (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee).  Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d)                                 The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3(a) above, and Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender (Agent shall notify the Lenders of any consent to such change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries, and the corresponding amendments to the Financing Agreements, within five (5) Business Days after any such changes and/or amendments occur).

(e)                                  The consent of Agent and a Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Bank Product Provider Hedge Agreements or other Bank Products as set forth in Section 6.4(a) hereof.

11.4                           Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5                           Indemnification. Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent and each Lender, and its officers, directors, agents, employees and counsel (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or wilful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee).  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION  12.                 THE AGENT

12.1                           Appointment, Powers and Immunities. Each Lender irrevocably designates, appoints and authorizes Wachovia to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto.  Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.  Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.2                           Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent.  As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions given to Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3                         Events of Default.

(a)                                  Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender or a Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”.  In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders.  Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders.  Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders, unless and until Required Lenders specifically direct Agent otherwise.

(b)                                 Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or Obligor or any of the Collateral or other property of any Borrower or Obligor.

12.4                         Wachovia in its Individual Capacity. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder.  Wachovia (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and

Wachovia and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5                           Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6                           Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements.  Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Obligor.  Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Obligor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Obligor that may come into the possession of Agent.

12.7                           Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8                           Additional Loans. Agent shall not make any Loans or provide any Letter of Credit Accommodations to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to all Borrowers to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to such Borrower to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Base, (b) shall not exceed the aggregate amount equal to ten (10%) of the Borrowing Base, the total principal amount of the additional Loans or additional Letter of Credit Accommodations to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to ten (10%) of the Maximum Credit and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (c) no such additional Loan or Letter of Credit Accommodation shall be outstanding more than sixty (60) days after the date such additional Loan or Letter of Credit Accommodation is made or issued (as the case may be), except as the Required Lenders may otherwise agree.  Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations.

12.9                         Concerning the Collateral and the Related Financing Agreements.

(a)                                  Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements.  Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

(b)                                 Without limiting the generality of the foregoing, each Lender hereby confirms and agrees that (i) such Lender has received and reviewed a copy of the Synthetic Lease Facility Intercreditor Agreement, and the PNC Intercreditor Agreement, and any exhibits and schedules thereto, (ii) Agent was and continues to be authorized to execute, deliver and perform its obligations under each of the Synthetic Lease Facility Intercreditor Agreement, and the PNC Intercreditor Agreement on behalf of such Lender, and (iii) such Lender is and shall be bound (as a Lender) in all respects by the terms and conditions of the Synthetic Lease Facility Intercreditor Agreement and the PNC Intercreditor Agreement, as if a direct signatory party thereto.

12.10                     Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a)                                  is deemed to have requested that Agent furnish such Lender, and Agent agrees to so furnish such Lender with, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisal and financial statements;

(b)                                 expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and

(d)                                 agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 14.5 hereof, and not to distribute or use any Report in any other manner.

12.11                   Collateral Matters.

(a)                                  Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations, provided, that, the aggregate principal amount of the Special Agent Advances pursuant to clauses (i) and (ii) hereof, plus the then outstanding principal amount of the additional Loans and Letter of Credit Accommodations which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the aggregate amount of ten (10%) percent of the Maximum Credit or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to any issuer of Letter of Credit Accommodations.  Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral.  Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder.  Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Prime Rate Loans and shall be payable on demand.  Without limitation of its obligations pursuant to Section 6.10, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance.  If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

(b)                                 Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 14.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $5,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders.  Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c)                                  Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section.  Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d)                                 Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

12.12                     Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party.  Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13                     Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Administrative Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders.  If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Pep Boys, a successor agent from among Lenders.  Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14                     Co-Agent. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Co-Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement.  Agent shall provide written notice to Administrative Borrower of any such agreement.  Any Lender that is so designated as a Co-Agent, Co-Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such.  Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Co-Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.  Wachovia Capital Markets LLC, has been designated sole lead arranger and sole book runner, such designation shall not create any rights in favor of such parties in such capacities nor subject such parties to any duties or obligations in such capacities.

SECTION  13.                ACKNOWLEDGMENT AND RESTATEMENT

13.1                           Existing Obligations. Each Borrower and Guarantor hereby acknowledges, confirms and agrees that Borrowers are indebted to Wachovia for loans and advances to Borrowers under the Existing Loan Agreement, as of the close of business on June 28, 2007, in the aggregate principal amount of $                  and the aggregate amount of $                    in respect of Letter of Credit Accommodations (as defined in the Existing Loan Agreement), together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrowers to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

13.2                         Acknowledgment of Security Interests.

(a)                                  Each Borrower and Guarantor hereby acknowledges, confirms and agrees that Agent, for itself and the benefit of Secured Parties, has had, and on and after the date hereof, shall continue to have a security interest in and lien upon the Collateral heretofore granted to Agent and Secured Parties pursuant to the Existing Financing Agreements to secure the Obligations, as well as any Collateral granted to Agent under this Agreement or under any of the other Financing Agreements or otherwise granted to or held by Agent or any Lender or other Secured Party.

(b)                                 The liens and security interests of Agent, for itself and the benefit of Secured Parties, in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests to Agent, whether under the Existing Loan Agreement, the other Existing Financing Agreements, this Agreement or any of the other Financing Agreements.

(c)                                  Borrowers and Guarantors hereby confirm and agree that all references in the Existing Financing Agreements to the Agent, on behalf of the Lenders” are hereby deemed amended to read “to Agent, on behalf of itself and the Secured Parties.”

13.3                           Existing Financing Agreements. Each Borrower and Guarantor hereby acknowledges, confirms and agrees that: (a) the Existing Financing Agreements have been duly executed and delivered by each Borrower and Guarantor and are in full force and effect as of the date hereof and (b) the agreements and obligations of each Borrower and Guarantor contained in the Existing Financing Agreements constitute the legal, valid and binding obligations of each Borrower and Guarantor enforceable against each of them in accordance with their respective terms and each Borrower and Guarantor has no valid defense to the enforcement of such obligations, and (c) Agent on behalf of Lenders and the other Secured Parties is entitled to all of the rights and remedies provided for in favor of Agent and Lenders in the Existing Financing Agreements, as amended and restated by this Agreement.

13.4                           Restatement.

(a)                                  Except as otherwise stated in Section 13.2 hereof and this Section 13.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Loan Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Financing Agreements, except that nothing herein or in the other Financing Agreements shall impair or adversely affect the continuation of the liability of each Borrower or Guarantor for the Obligations heretofore granted, pledged and/or assigned to Agent or any Lender.  The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of each Borrower or Guarantor evidenced by or arising under the Existing Loan Agreement and the other Existing Financing Agreements, and the liens and security interests securing such Indebtedness and other obligations and liabilities granted by Borrowers and Guarantors in the Existing Loan Agreement and the other Existing Financing Agreements, which shall not in any manner be impaired, limited, terminated, waived or released.

(b)                                 The principal amount of the Loans and Letters of Credit Accommodations (including the Existing Letters of Credit) outstanding as of the date hereof under the Existing Loan Agreement shall be allocated to the Loans and Letter of Credit Accommodations hereunder according to the Lenders’ Pro Rata Shares and in such manner and in such amounts as Agent shall determine.

13.5                           Release. Each Borrower and Guarantor, for itself and its successors and assigns, does hereby remise, release, discharge and hold Agent and each Lender, its officers, directors, agents and employees and their respective predecessors, successors and assigns harmless from all claims, demands, debts, sums of money, accounts, damages, judgments, financial obligations, actions, causes of action, suits at law or in equity, of any kind or nature whatsoever, whether or not now existing or known, which such Borrower, Guarantor or their respective successors or assigns has had or may now or hereafter claim to have against Agent or any Lender or its officers, directors, Agents and employees and their respective predecessors, successors and assigns in any way arising from or connected with the Existing Loan Agreement or the arrangements set forth therein or transactions thereunder up to and including the date hereof.

SECTION  14.                  TERM OF AGREEMENT; MISCELLANEOUS

14.1                           Term.

(a)                                  This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on December 2, 2009 (the “Renewal Date”), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof.  Agent may, at its option (or shall at the direction of any Lender in writing received by Agent at least sixty (60) days prior to the Renewal Date or the anniversary of any Renewal Date, as the case may be), terminate this Agreement and the other Financing Agreements, or Administrative Borrower or any Borrower may terminate this Agreement and the other Financing Agreements, in each case, effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty

(60) days prior written notice; provided, that, if such termination or non-renewal of this Agreement and all other Financing Agreements occurs prior to the Second Facility Reserve Reduction Date, the Synthetic Lease Facility Agreements must be terminated simultaneously.  In addition, Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable), provided, that, if such termination of the Financing Agreements occurs prior to the occurrence of the Second Facility Reserve Reduction Date, the Synthetic Lease Facility Agreements must be simultaneously terminated.  Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default.  Upon the Renewal Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations (and all amounts owing under the Synthetic Lease Facility Agreements shall be paid in accordance with the requirements of such documents) and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent in good faith, by an issuer reasonably acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys’ fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations (in such amounts as set forth in the immediately succeeding sentence) and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement, and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider).  The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, New York City time, except, that, if Administrative Borrower notifies Agent that a payment shall be received after 12:00 noon and such payment is received by Lender prior to 2:00 p.m. of the same day, interest shall not accrue through the next Business Day.

(b)                                 No termination of the Commitments, this Agreement or the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid (or for which Agent has received cash collateral as provided in Section 14.1(a) above, as to contingent Obligations), and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.  Accordingly, each

Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

(c)                                  If for any reason this Agreement is terminated prior to the Renewal Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and each Lender’s lost profits as a result thereof, Borrowers agree to pay to Agent for itself and the ratable benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to:

Amount	Period
.25% of Maximum Credit	From and after December 3, 2006 to and including December 2, 2007

Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrowers and Guarantors agree that it is reasonable under the circumstances currently existing.  In addition, Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to any Borrower or permit the use of cash collateral under the United States Bankruptcy Code.  The early termination fee provided for in this Section 14.1 shall be deemed included in the Obligations.

(d)                                 Notwithstanding anything to the contrary contained in Section 14.1(c), in the event of termination of this Agreement by Borrowers prior to the end of the then current term or renewal term of this Agreement and the full and final repayment of all of the Obligations and the receipt by Agent of cash collateral all as provided in Section 14.1(a) above, Borrowers shall not be required to pay to Agent an early termination fee if such payments are made to Agent with the initial proceeds of a financing transaction provided or underwritten by Wachovia Bank, National Association to Borrowers.

(e)                                  Notwithstanding anything to the contrary set forth in Section 14. 1(c), in the event of the termination of the Synthetic Lease Facility Agreements prior to the Renewal Date, without the termination of the Financing Agreements, Borrowers shall not be required to pay to Agent an early termination fee with respect to the Financing Agreements.

14.2                           Interpretative Provisions.

(a)                                  All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)                                 All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)                                  All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)                                 The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)                                  The word “including” when used in this Agreement shall mean “including, without limitation”.

(f)                                    An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

(g)                                 All references to the term “good faith” used herein or the term “reasonable” or “reasonably” when applicable to Agent or any Lender shall be based upon the manner in which comparably situated asset-based lenders similarly situated, with similar rights and providing a credit facility of the type and with the Collateral and information then available to it set forth herein, would act in such circumstances.

(h)                                 Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Pep Boys most recently received by Agent prior to the date hereof.

(i)                                     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j)                                     Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k)                                  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l)                                     This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m)                               This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties.  Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

14.3                           Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower
or Guarantor:	The Pep Boys - Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132
Attention: Vice-President-Chief Accounting Officer
Telephone No.: 215-430-9203
Telecopy No.: 215-227-3275

with a copy to:	The Pep Boys - Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132
Attention: Vice-President-General Counsel
Telephone No.: 215-430-9169
Telecopy No.: 215-430-44640

If to Agent:	Wachovia Bank, National Association, as Agent
1133 Avenue of Americas
New York, NY 10036
Attention: Portfolio Manager
Telephone No.: 212-840-2000
Telecopy No.: 212-840-6249

14.4                           Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

14.5                           Confidentiality.

(a)                                  Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower or Guarantor pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent or such Lender is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender so long as such Lender or Participant (or prospective Lender or Participant) or Affiliate shall have first agreed in writing to treat such information as confidential in accordance with this Section 14.5, (iv) to counsel for Agent or any Lender or Participant (or prospective Lender or Participant), or (v) by Agent or any Lender (or prospective Lender or Participant) to any and all Persons, without limitation of any kind, of any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or any Lender (or prospective Lender or Participant) relating to such tax treatment and tax structure.

(b)                                 In no event shall this Section 14.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party without breach of this Section 14.5 or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than a Borrower or Guarantor, (iii) to require Agent or any Lender to return any materials furnished by a Borrower or Guarantor to Agent or a Lender or prevent Agent or a Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information.  The obligations of Agent and Lenders under this Section 14.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

14.6                           Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrowers, Guarantors and their respective successors and assigns, except that Borrowers and Guarantors may not assign their respective rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders.  Any such purported assignment without such express prior written consent shall be void.  No Lender may assign its rights and obligations under this Agreement, except as provided in Section 14.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

14.7                           Assignments; Participations.

(a)                                  Each Lender may, with the prior written consent of Agent (the prior written consent of Agent shall not be required in the event of an assignment to a Person that is an

Eligible Transferee under Section 1.45(a) or (b) hereof) and prior written notice to Administrative Borrower, assign all or, if less than all, a portion equal to at least $10,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register, (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $3,500 (the payment of the processing fee shall not be required in the event of an assignment to a Person that is an Eligible Transferee under Section 1.45(a) or (b) hereof), (iii) so long as no Event of Default has occurred and is continuing, such transfer or assignment shall require the prior written consent of Administrative Borrower (the prior written consent of Administrative Borrower shall not be required in the event of an assignment to a Person that is an Eligible Transferee under Section 1.45(a) or (b) hereof), which shall not be unreasonably withheld or delayed and shall be deemed granted if not objected to within three (3) Business Days and (iv) no assignment shall be made or participation sold to any Direct Competitor of any Borrower except after the occurrence of an Event of Default.  No Lender shall make an assignment of its rights and obligations under this Agreement without making a contemporaneous assignment to the same assignee of an equivalent percentage of such Lender’s (or in the case of Wachovia, its affiliate, Wachovia Capital Investments, Inc., or such other affiliate of Wachovia as it may designate) rights and obligations in respect of the Tranche A Loans (as such term is defined in the Synthetic Lease Facility Agreements) under the Synthetic Lease Facility Agreements.

(b)                                 Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”).  Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Obligors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)                                  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d)                                 By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Obligor or any of their Subsidiaries or the performance or observance by any Borrower or Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender.  Agent and Lenders may furnish any information concerning any Borrower or Obligor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e)                                  Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Obligor hereunder shall be determined as if such Lender had not sold such participation.

(f)                                    Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g)                                 Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 14.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants (provided, that, Borrowers shall not be required to incur more than $100,000 of expenses, in the aggregate, during the term of this Agreement in connection therewith, unless otherwise agreed to by Agent and Administrative Borrower). Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided or prepared by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

14.8                           Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

14.9                           USA Patriot Act.   Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act  and any other applicable law.  Borrowers and Guarantors are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

14.10                     Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic means shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements.  Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic means shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

AGENT	BORROWERS

/s/ WACHOVIA BANK, NATIONAL,	/s/ THE PEP BOYS - MANNY, MOE & JACK
ASSOCIATION, as Agent	/s/ THE PEP BOYS MANNY MOE &
JACK OF CALIFORNIA
/s/ PEP BOYS - MANNY, MOE & JACK OF
DELAWARE, INC.
/s/ PEP BOYS - MANNY, MOE & JACK OF
PUERTO RICO, INC.

GUARANTORS

/s/ PBY CORPORATION
/s/ CARRUS SUPPLY CORPORATION

LENDERS

/s/ WACHOVIA BANK, NATIONAL
ASSOCIATION
/s/ WELLS FARGO FOOTHILL, LLC
/s/ WEBSTER BUSINESS CREDIT CORP.
/s/ THE CIT GROUP/BUSINESS CREDIT, INC.
/s/ GENERAL ELECTRIC CAPITAL
CORPORATION
/s/ RZB FINANCE, LLC
/s/ LASALLE BUSINESS CREDIT LLC
/s/ PNC BANK, NATIONAL ASSOCIATION
/s/ UPS CAPITAL CORPORATION
/s/ NORTH FORK BUSINESS CAPITAL
CORPORATION

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